                           ASSET PURCHASE AGREEMENT

                                 by and among

                     P-COM, Inc., a Delaware corporation,

         Atlantic Communication Sciences, Inc., a Florida corporation,

                                      and

Edward C. Gerhardt, L. Roger Sanders, Charles W. Richards, IV, Grover W. Brower,

      William M. Koos, Jr., Larry W. Koos, Koos Technical Services, Inc.,

   the Edward C. Gerhardt Trust, U/A, dated June 22, 1988, and the L. Roger

               Sanders Revocable Trust, U/A, dated June 18, 1991

                          Dated as of August 2, 1996

                               TABLE OF CONTENTS

                                                                                         Page
ARTICLE I  PURCHASE AND SALE OF ASSETS.................................................    1
     Section 1.1  Description of Assets to be Acquired.................................    1
     Section 1.2  Excluded Assets......................................................    2

ARTICLE II  LIABILITIES................................................................    2
     Section 2.1  Liabilities Not Assumed..............................................    2

ARTICLE III  PURCHASE PRICE............................................................    3
     Section 3.1  Consideration........................................................    3
     Section 3.2  Amount...............................................................    3

ARTICLE IV  REPRESENTATIONS AND WARRANTIES.............................................    4
     Section 4.1  Representations and Warranties of Seller and each Securityholder.....    4
             (a)  Organization of Seller...............................................    4
             (b)  Capital Structure....................................................    4
             (c)  Authorization of Seller..............................................    5
             (d)  Affiliates Agreements................................................    5
             (e)  Financial Information................................................    6
             (f)  Absence of Certain Changes and Events................................    6
             (g)  Conduct of Business..................................................    8
             (h)  Undisclosed Liabilities..............................................    8
             (i)  Inventory............................................................    8
             (j)  Taxes................................................................    8
             (k)  Employee Matters.....................................................    9
             (l)  Compliance With Law..................................................   10
             (m)  Governmental Consents................................................   10
             (n)  Intellectual Property Rights.........................................   10
             (o)  Restrictive Documents or Orders......................................   12
             (p)  Contracts and Commitments............................................   12
             (q)  Assets...............................................................   13
             (r)  Title to the Property................................................   13
             (s)  Litigation...........................................................   13
             (t)  No Conflict or Default...............................................   13
             (u)  Consents.............................................................   14
             (v)  Labor Relations......................................................   14
             (w)  Pension, Profit Sharing, etc.........................................   15
             (x)  Brokers' and Finders' Fees/Contractual Limitations...................   15
             (y)  Interested Party Relationships.......................................   15


                                       i.

             (z)  Certain Payments.....................................................   15
             (aa) Products Liability...................................................   15
             (ab) Product Warranties...................................................   15
             (ac) Returns..............................................................   15
             (ad) Customers............................................................   15
             (ae) Suppliers............................................................   16
             (af) Books and Records....................................................   16
             (ag) Complete Disclosure..................................................   16
             (ah) Performance of Agreement.............................................   16
             (ai) Absence of Governmental or Other Objection...........................   16
             (aj) Insurance............................................................   17
             (ak) Environmental Matters................................................   17
             (al) Backlog..............................................................   20
             (am) Accounts Receivable..................................................   20
     Section 4.2  Representations and Warranties of Purchaser..........................   20

ARTICLE V  COVENANTS...................................................................   22
     Section 5.1  Covenants Against Disclosure.........................................   22
     Section 5.2  Net Asset Determination..............................................   22
     Section 5.3  Non-Competition......................................................   23
     Section 5.4  Maintenance of Business..............................................   25
     Section 5.5  Access to Information................................................   27
     Section 5.6  Other Discussions....................................................   28
     Section 5.7  Assignment of Contracts..............................................   28
     Section 5.8  Relocation of Seller's Facilities....................................   28
     Section 5.9  Liquidation of Seller................................................   28
     Section 5.10 Fairness Hearing and Permit..........................................   28
     Section 5.11 Reorganization.......................................................   29
     Section 5.12 Termination of Employment Agreements.................................   29

ARTICLE VI  CLOSING....................................................................   29
     Section 6.1  Time of Closing......................................................   29
     Section 6.2  Deliveries by Seller.................................................   29
     Section 6.3  Deliveries by Purchaser..............................................   30
     Section 6.4  Further Assurances...................................................   30

ARTICLE VII  CONDITIONS PRECEDENT TO OBLIGATIONS.......................................   31
     Section 7.1  Conditions to Obligations of Purchaser...............................   31
             (a)  Representations and Warranties.......................................   31
             (b)  Performance of Agreement.............................................   31
             (c)  No Material Adverse Change...........................................   31
             (d)  Absence of Governmental or Other Objection...........................   31
             (e)  Due Diligence Review.................................................   31
             (f)  Evidence of Title....................................................   31

                                      ii.

             (g)  Certificate of President and Securityholders..................................         31
             (h)  Approval of Documentation.....................................................         32
             (i)  Execution of Escrow Agreement.................................................         32
             (j)  Licenses......................................................................         32
             (k)  Third Party Consents..........................................................         32
             (l)  Proprietary Agreements........................................................         32
     Section 7.2  Conditions to Obligations of Seller...........................................         32
             (a)  Performance of Agreement......................................................         32
             (b)  Issuance of Permit............................................................         32
             (c)  Execution of Escrow Agreement.................................................         32
             (d)  Absence of Governmental or Other Objection....................................         32
             (e)  Third Party Consents..........................................................         33

ARTICLE VIII  INDEMNIFICATION...................................................................         33
     Section 8.1  Survival of Representations, Warranties, Covenants and Agreements.............         33
     Section 8.2  Seller and Securityholder Indemnification.....................................         33
     Section 8.3  Procedure for Indemnification with Respect to Third-Party Claims..............         34
     Section 8.4  Procedure For Indemnification with Respect to Non-Third Party Claims..........         35

ARTICLE IX  MISCELLANEOUS PROVISIONS............................................................         36
     Section 9.1  Notice........................................................................         36
     Section 9.2  Entire Agreement..............................................................         37
     Section 9.3  Binding Effect; Assignment....................................................         37
     Section 9.4  Expenses of Transaction; Taxes................................................         37
     Section 9.5  Waiver; Consent...............................................................         37
     Section 9.6  Third-Party Beneficiaries.....................................................         38
     Section 9.7  Counterparts..................................................................         38
     Section 9.8  Severability..................................................................         38
     Section 9.9  Remedies of Purchaser.........................................................         38
     Section 9.10 Governing Law.................................................................         38
     Section 9.11 Arbitration; Attorneys' Fees..................................................         38
     Section 9.12 Cooperation and Records Retention.............................................         39

                                      iii.

Exhibits
 3.2(b)    Escrow Agreement
 4.1(d)    Form of Affiliate's Agreement
 6.2(a)    Bill of Sale
 6.2(b)    Opinion of Frese, Nash & Torpy, P.A., counsel to Seller
 6.2(d)    Form of Offer Letter for Key Employees and Other Employees and
           Consultants
 6.2(e)    Form of Proprietary Information and Inventions Agreement
 6.2(g)    Assignment and Assumption of the Contracts

Schedules
 1.1(a)    List of Related Property
 1.1(b)    List of Inventory
 1.1(c)    List of Contracts
 1.1(d)    List of Governmental Permits
 1.1(e)    List of Intellectual Property Rights
 1.1(f)    List of Accounts Receivable
 1.1(j)    List of Leasehold Interests
 1.2       List of Excluded Assets
 2.1       List of Assumed Liabilities
 3.2(b)    Description of Milestones
 4.1       Disclosure Letter
 4.1(b)    List of Holders of Outstanding Seller Common Stock
 4.1(d)    List of Affiliates
 4.1(v)    List of Employees
 4.1(ad)   List of Material Customers
 4.1(ae)   List of Suppliers
 4.1(aj)   List of Insurance Policies
 4.1(ak)   List of Environmental Matters
 4.1(al)   Backlog of Orders

                                      iv.

                           ASSET PURCHASE AGREEMENT
                           ------------------------

          THIS AGREEMENT is dated as of August 2, 1996 by and among P-COM, Inc., a Delaware corporation ("Purchaser"), Atlantic Communication Sciences, Inc., a Florida corporation ("Seller"), and the individuals and other entities listed on the signature pages hereto (collectively, the "Securityholders").

          WHEREAS, Seller is engaged in, among other things, the business of manufacturing, selling and servicing radio systems or sub-systems or components thereof (the "Business"), which Business is located primarily at 4300-B Fortune Place, West Melbourne, Florida (the "Business Premises");

          WHEREAS, Purchaser desires to acquire from Seller and Seller desires to transfer to Purchaser, the assets, properties, and rights of Seller, upon the terms and conditions of this Agreement;

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

                                   ARTICLE I
                                   ---------

                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

          Section 1.1  Description of Assets to be Acquired.  Upon the terms and
          -----------  ------------------------------------
subject to the conditions set forth in this Agreement, at the Time of Closing (as defined in Section 6.1), Seller agrees to convey, sell, transfer, assign, and deliver to Purchaser, and Purchaser shall purchase from Seller, all right, title, and interest of Seller at the Time of Closing in and to the assets, personal properties, and rights of the Business of every kind, nature, and description, personal, tangible, and intangible, known or unknown, wherever located, including, without limitation, the following:

          (a) The machinery, equipment, computer hardware, peripherals, software, quality assurance equipment and furniture and fixtures (the "Related Property"), including those listed on Schedule 1.1(a) hereto;

          (b) The inventory owned by Seller (whether located on the premises of the facilities owned by Seller in West Melbourne, Florida, in transit to or from such premises, in other storage or warehouse facilities, or otherwise) including, without limitation, finished goods and components, including those listed on Schedule 1.1(b) hereto (the "Inventory");

                                       1.

          (c) All rights under all agreements, contracts, contract rights, licenses, purchase and sale orders, quotations, and other executory commitments relating to the Business (collectively, the "Contracts"), including, without limitation, those listed on Schedule 1.1(c) hereto;

          (d) All franchises, licenses, permits, consents, authorizations, and approvals of any foreign, federal, state or local regulatory, administrative or other governmental agency or body, relating to the Business, including those listed on Schedule 1.1(d);

          (e) All rights to, all patents, trademarks, trade names, service marks, copyrights, trade secret rights and other intellectual property rights, and any applications or registrations therefor, and all net lists, schematics, technology, source code, know-how, computer software programs and all other tangible and intangible information or material used, usable or proposed to be used in the Business, including, without limitation, those listed on Schedule 1.1(e) hereto (collectively, the "Intellectual Property Rights");

          (f) All accounts receivable of Seller relating to the Business, including, without limitation, those listed on Schedule 1.1(f) (collectively, the "Accounts Receivable");

          (g) All rights under express or implied warranties from suppliers and vendors to Seller relating to the Business;

          (h) All of Seller's causes of action, judgments, and claims or demands of whatever kind or description arising out of or relating to the Business;

          (i) All goodwill of the Business (the "Goodwill"); and

          (j) All leasehold interests of Seller relating to the Business, including, without limitation, those listed on Schedule 1.1(j).

          The assets, properties, and rights to be conveyed, sold, transferred, assigned, and delivered to Purchaser pursuant to this Section 1.1 are sometimes hereinafter collectively referred to as the "Assets."

          Section 1.2  Excluded Assets.  Notwithstanding the provisions of
          -----------  ---------------
Section 1.1 hereof, the Assets to be transferred to Purchaser pursuant to this Agreement shall not include those assets specifically listed on Schedule 1.2 (collectively, the "Excluded Assets").

                                       2.

                                  ARTICLE II
                                  ----------

                                  LIABILITIES
                                  -----------

          Section 2.1  Liabilities Not Assumed.  Except as expressly set forth
          -----------  -----------------------
on Schedule 2.1 attached hereto (except as modified by Section 4.1(p) of this Agreement) (the "Assumed Liabilities"), Purchaser shall not assume nor shall Purchaser nor any affiliate of Purchaser be deemed to have assumed or guaranteed, any liabilities, litigation, disputes, debts, payables (including, without limitation, payables as of the Time of Closing to suppliers of goods that have been sold by Seller prior to the Time of Closing) obligations, counterclaims, rights of set-off or commitments, whether such liabilities are contingent or otherwise or direct or indirect, of Seller or any of the Securityholders in existence on or prior to the Time of Closing, as set forth in the Contracts (other than the Contracts that are "Assumed Liabilities" (except as modified by Section 4.1(p) of this Agreement)), or otherwise or based on any events, facts, or circumstances in existence prior to or in connection with the sale of the Assets or the Business or in connection with or arising from any activities of Seller or any services provided by or goods or assets sold by or products delivered to Seller or based on any obligations under the Contracts that arise after the Time of Closing to the extent that the obligation is imposed, asserted or incurred as a result of acts or omissions of Seller, Securityholders, or third parties acting on behalf of, or performing any function at the request of Seller and/or Securityholders prior to or on the Closing (collectively, the "Liabilities"); provided, however, that supplies ordered by Seller prior to the Time of Closing but not paid for, delivered, used and part of a revenue generating radio system until after the Time of Closing shall be Assumed Liabilities.

                                  ARTICLE III
                                  -----------

                                PURCHASE PRICE
                                --------------

          Section 3.1  Consideration.  Upon the terms and subject to the
          -----------  -------------
conditions contained in this Agreement, in consideration for the Assets and in full payment therefore and the assumption of the Assumed Liabilities, Purchaser will pay, or cause to be paid, the purchase price set forth in Section 3.2.

          Section 3.2  Amount.  The purchase price ("Purchase Price") for the
          -----------  ------
Assets shall consist of Shares of Common Stock of Purchaser to be issued directly from Purchaser to each of the Edward C. Gerhardt Trust, U/A dated June 22, 1988, the L. Roger Sanders Revocable Trust, U/A dated June 18, 1991, Charles
W. Richards, IV, Grover Brower, William M. Koos, Jr., Larry W. Koos and Koos Technical Services, Inc., as assignees of Seller and in furtherance of its complete liquidation, in accordance with their pro rata ownership interest in the capital stock of Seller (the "Purchase Shares").

          The Purchase Shares shall consist of the following:

                                       3.

               (i) Twenty-Five Thousand (25,000) shares of Common Stock to be issued at the Time of Closing;

               (ii) Forty-Five Thousand (45,000) shares of Common Stock to be issued at the Time of Closing;

               (iii) An aggregate of 41,500 shares of Common Stock to be issued at the Time of Closing and held in an escrow account pursuant to the escrow agreement, the form of which is attached hereto as Exhibit 3.2(b) (the "Escrow Agreement"), to be released based on the achievement of milestones set forth on the attached Schedule 3.2(b); and

               (iv) An aggregate of 33,000 shares of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) that will be contingent shares to be issued based on the achievement of milestones set forth on the attached Schedule 3.2(b) (the "Contingent Shares"). In addition, the Contingent Shares shall be subject to the same indemnification obligations as are set forth in the Escrow Agreement.

                                  ARTICLE IV
                                  ----------

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

          Section 4.1  Representations and Warranties of Seller and each
          -----------  -------------------------------------------------
Securityholder.  Except as set forth in a letter (Schedule 4.1) specifically
--------------
referring to this Section 4.1 of this Agreement (the "Disclosure Letter") delivered by Seller and the Securityholders to Purchaser and Brobeck, Phleger & Harrison LLP, counsel to Purchaser, and provided further that each representation and warranty made by William M. Koos, Jr., Larry W. Koos and Koos Technical Services, Inc. is made to the best of their knowledge, after due inquiry, Seller and each Securityholder hereby, jointly and severally, represent and warrant to Purchaser that:

          (a) Organization of Seller.  Seller is a corporation duly organized
              ----------------------
and validly existing under the laws of the state of Florida and has all requisite power and authority to own and operate the Business in the places where the Business is now conducted and to directly own, lease, and operate the Assets. Seller is duly qualified or licensed to do business as a corporation and is in good standing in the state of Florida, and is not required to be qualified in any other jurisdiction in which the nature of its business or location of its properties requires such qualification or licensing and where the failure to be so qualified would adversely affect the Business.

                                       4.

          (b) Capital Structure.
              -----------------

              (i) The authorized capital stock of Seller consists of One Million (1,000,000) shares of Common Stock, par value $0.10 per share. As of the date of this Agreement, there were issued and outstanding Ten Thousand (10,000) shares of Seller Common Stock. As of the date of this Agreement, there were no shares of Common Stock reserved for issuance upon the exercise of options to purchase shares of Seller Common Stock (the "Seller Options"). There are no outstanding shares of Seller capital stock or any other equity securities or rights to purchase equity securities of Seller (collectively, "Seller capital stock"), other than as described in the preceding sentence.

              (ii) All outstanding shares of Seller Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Seller's Articles of Incorporation or Bylaws or any agreement to which Seller is a party or by which Seller may be bound. To the best of Seller's and Securityholder's knowledge, after due inquiry, all outstanding common stock or other securities have been issued in compliance with applicable federal and state securities laws. There are no options, warrants, calls, conversion rights, commitments or agreements of any character to which Seller is a party or by which Seller may be bound that do or may obligate Seller to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Seller capital stock or that do or may obligate Seller to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement, other than those described in Section 4.1(b)(i) above.

              (iii) Schedule 4.1(b) contains a complete and accurate list of,
                    ---------------
and the number of shares owned of record by, the holders of outstanding Seller Common Stock and their state or country of residence.

              (iv) Except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of Seller capital stock.

              (v) Seller is not a party or subject to any agreement or understanding, and there is no agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of Seller.

          (c) Authorization of Seller.  Seller and each Securityholder has full
          -----------------------
power and authority to enter into this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of this Agreement and the Escrow Agreement, general conveyances, bills of sale, assignments, and other documents and instruments evidencing the conveyance of the

                                       5.

Assets or delivered in accordance with Section 6.2 hereunder (the "Closing Documents") and the Escrow Agreement. Each of the Seller and the Securityholders has taken all necessary and appropriate action with respect to the execution and delivery of this Agreement, the Closing Documents, and the Escrow Agreement. This Agreement and the Escrow Agreement constitute valid and binding obligations of Seller and the Securityholders, enforceable in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally.

          (d) Affiliates Agreements.  Schedule 4.1(d) sets forth those persons
              ----------------------
who are, in Seller's reasonable judgment, "affiliates" of Seller within the meaning of Rule 145 (each such person, together with the persons identified below, an "Affiliate") promulgated under the Securities Act of 1933, as amended (the "Securities Act") ("Rule 145"). Seller shall provide Purchaser such information and documents as Purchaser shall reasonably request for purposes of reviewing such list. Seller shall use its best efforts to deliver or cause to be delivered to Purchaser, concurrently with the execution of this Agreement from each of the Affiliates of Seller identified in the foregoing list who are directors or officers of Seller, and concurrently with or promptly following execution of this Agreement from each other Affiliate, Affiliates Agreements in the form attached hereto as Exhibit 4.1(d). Purchaser shall be entitled to place appropriate legends on the certificates evidencing any Purchaser Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Purchaser Common Stock, consistent with the terms of such Affiliates Agreements.

          (e) Financial Information.  Seller has furnished to Purchaser a
              ---------------------
complete and accurate copy of its balance sheet as of June 30, 1996, and its statement of operations, cash flow and shareholders' equity for its fiscal year ended June 30, 1996 (which, collectively with the Closing Date Balance Sheet referred to in Section 5.2 hereof, shall be referred to herein for all purposes as, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and fairly present the consolidated financial position of Seller as and at the dates thereof and Seller's consolidated results of operations and cash flows for the periods then ended. The notes to the Financial Statements as at and for each such period set forth in reasonable detail Seller's accounting policies, principles and methods with respect to the calculation of its accounts receivable (including policies for its warranty and bad debt reserves, revenue recognition and capitalized software development costs). The projections of Seller were prepared in good faith and are based on reasonable assumptions.

          (f) Absence of Certain Changes and Events.  Except as contemplated
              -------------------------------------
herein, since June 30, 1996, there has not been:

                                       6.

              (i) Any material adverse change in the financial condition, results of operation, assets, liabilities, business, or prospects of Seller or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change;

              (ii) Any event, including, without limitation, shortage of materials or supplies, fire, explosion, accident, requisition or taking of property by any governmental agency, flood, drought, earthquake, or other natural event, riot, act of God or a public enemy, or damage, destruction, or other casualty, whether covered by insurance or not, which has had a material adverse effect on the Business or the Assets or any such event which reasonably could be expected to have such an effect on the Business or the Assets;

              (iii) Any material transaction relating to the Business (other than the transactions contemplated herein) which was entered into or carried out by Seller other than in the ordinary and usual course of business;

              (iv) Any change made by Seller in its method of operating the Business or its accounting practices relating thereto;

              (v) Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the Assets other than liens arising with respect to taxes not yet due and payable, and such minor liens and encumbrances, if any, which arise in the ordinary course of business and are not material in nature or amount either individually or in the aggregate, and which do not detract from the value of the Assets or impair the operations conducted thereon or any discharge or satisfaction thereof;

              (vi) Any sale, lease, or disposition of, or any agreement to sell, lease, or dispose of any of the Assets, other than sales, leases, or dispositions in the usual and ordinary course of business and consistent with prior practice;

              (vii) Any modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any material term, condition, or provision of any contract, agreement, license, or other instrument to which Seller is a party and relating to or affecting the Business or the Assets, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business and consistent with prior practice;

              (viii) Any labor disputes or disturbances materially affecting in an adverse fashion the Business or the financial condition of Seller, including, without limitation, the filing of any petition or charge of unfair labor practices with the National Labor Relations Board;

                                       7.

              (ix) Any notice (written or unwritten) from any employee of Seller who provides any services to the Business that such employee has terminated, or intends to terminate, such employee's employment with Seller;

              (x) Any notice (written or unwritten) from any of Seller's Suppliers that any such Supplier will not continue to supply the current level and type of goods currently being provided by such Supplier to Seller on similar terms and conditions;

              (xi) Any adverse relationships or conditions with vendors or customers that may have a material adverse effect on the Business or the Assets;

              (xii) Any waivers of any rights relating to the Business of substantial value by Seller;

              (xiii) Any other event or condition of any character which materially adversely affects, or may reasonably be expected to so affect, the Assets or the results of operations, prospects or financial condition of Seller; or

              (xiv) Any purchase or lease of or any agreements to purchase or lease capital assets relating to the Business by Seller in excess of $10,000 individually, or in excess of $25,000 in the aggregate.

          (g) Conduct of Business.  At all times since December 31, 1995, Seller
              -------------------
has conducted the Business in the ordinary course thereof and used reasonable commercial efforts to preserve intact the organization of the Business and the good will of its customers, suppliers, and others having business relations with Seller.

          (h) Undisclosed Liabilities.  There are no debts, liabilities, or
              -----------------------
obligations with respect to Seller or to which the Assets or Business are subject, whether liquidated, unliquidated, accrued, absolute, contingent, or otherwise, that are not identified in the Disclosure Letter.

          (i) Inventory.  Schedule 1.1(b) lists all Inventory owned by Seller
              ---------
relating to the Business, including goods supplied to Seller by Suppliers, goods on consignment, and all other goods customarily sold by Seller in connection with the Business (whether located on the Business Premises of Seller, in transit to or from such Business Premises, in other storage facilities, or otherwise), and identifies whether such Inventory is owned by Seller or held on consignment. The Inventories are valued at cost (determined on a first-in first-out basis) or market, whichever is lower, with adequate allowances for excess and obsolete materials and materials below standard quality in accordance with GAAP consistently applied. The quality and quantity of the Inventories are such that the Inventories are readily usable and saleable in the ordinary course of business of Seller, except such amounts as are reserved in accordance with GAAP

                                       8.

consistently applied. All Inventories materially in excess of reasonable estimated requirements for Seller based on current operations for the three (3) months from the date hereof are set forth in Schedule 1.1(b). Except as disclosed in Schedule 1.1(b), Seller holds no Inventories manufactured to customer specifications effectively rendering the Inventories saleable only to that customer. Seller has continued to replenish the Inventory in a normal and customary manner consistent with past practices.

          (j) Taxes.
              -----

              (i)  Definitions.  For purposes of this Agreement:
                   -----------

                   a. the term "Taxes" means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and the term "Tax" means any one of the foregoing Taxes; and

                   b. the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

              (ii) Seller has properly completed and filed on a timely basis and in correct form all Returns required to be filed on or prior to the Time of Closing. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, the Business, the Assets, operations, activities, status or other matters of Seller or any other information required to be shown thereon. In particular, the foregoing Returns are not subject to penalties under
Section 6662 of the Code, relating to accuracy-related penalties (or any corresponding provision of state, local, federal or foreign Tax law) or any other penalties. An extension of time within which to file any Return that has not been filed has not been requested or granted. Seller will properly complete and file on a timely basis and in correct form all Returns required to be filed on or prior to the Closing. There are no liens for Taxes on the Assets, and all Taxes due or payable, and all interest and penalties thereon, whether disputed or not, which could result in the imposition of any Lien on the Assets or against Purchaser, have been paid in full.

                                       9.

              (iii) With respect to all amounts in respect of Taxes imposed upon Seller, or for which Seller is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods ending on or before the Time of Closing and portions of periods commencing before the Time of Closing and ending after the Time of Closing, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by Seller to taxing authorities or others on or before the Closing have been paid, and all such amounts required to be paid by Seller to taxing authorities or others after the Closing which have not been paid are reflected on the Financial Statements.

              (iv) The Seller is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No Securityholder is other than a United States person within the meaning of the Code.

          (k) Employee Matters.
              ----------------

              (i) The hours worked by and payments made to the Seller employees have not been in violation in any respect of the Fair Labor Standards Act or any other applicable federal, state or local laws dealing with such matters.

              (ii) All payments due from the Seller on account of employee health and welfare insurance have been paid.

              (iii) All severance and vacation and similar payments by the Seller which are or were due under the terms of any agreement or otherwise have been paid in full.

          (l) Compliance With Law.  Schedule 1.1(d) sets forth all of Seller's
              -------------------
franchises, licenses, permits, use permits, consents, authorizations, and approvals of any federal, state, or local regulatory, administrative, or other governmental or zoning agency or body (collectively referred to herein as "Governmental Permits"). Seller has complied and is in compliance with all applicable federal, state, and, to the best of Seller's and each Securityholder's knowledge, local laws, statutes, licensing requirements, rules, and regulations, and judicial or administrative or zoning decisions. To the best of Seller's and each Securityholder's knowledge, after due inquiry, Seller has been granted all licenses, permits (temporary and otherwise), authorizations, and approvals from federal, state, and local government regulatory or zoning bodies necessary to carry on the Business and maintain the Assets, all of which are currently valid and in full force and effect. All such licenses, permits, authorizations, and approvals shall be transferred to Purchaser as of the Time of Closing, and shall be valid and in full force and effect to the same extent as if Seller were continuing operation of the Business. To the best of Seller's and each Securityholder's knowledge, after due inquiry, there is no order issued,

                                      10.

investigation, or proceeding pending or threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule, or regulation issued by any federal, state, local, or foreign court or governmental agency or instrumentality applicable to Seller. Seller has valid use permits for its Business.

          (m) Governmental Consents.  To the best of Seller's and each
              ---------------------
Securityholder's knowledge, no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with any federal, state, local, or provincial governmental authority on the part of Seller or any Securityholder is required in connection with the consummation of the transactions contemplated hereunder.

           (n) Intellectual Property Rights.
               ----------------------------

               (i) Seller owns, or is licensed or otherwise entitled to exercise, without restriction all Intellectual Property Rights without any conflict or infringement of the rights of others. All of such Intellectual Property Rights are set forth in Schedule 1.1(e).

               (ii) Schedule 1.1(e) also lists (i) all patents and all registered copyrights, trade dress, trade names, trademarks, service marks and other company, product or service identifiers and mask work rights included in the Intellectual Property Rights, and specifies the jurisdictions in which each such Intellectual Property Right has been registered, including the respective registration numbers; (ii) all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller or any other person is authorized to use any Intellectual Property Right; and (iii) all parties to whom Seller has delivered copies of Seller source code, whether pursuant to an escrow arrangement or otherwise, or parties who have the right to receive such source code. Copies of all licenses, sublicenses, and other agreements identified pursuant to clause (ii) above have been delivered by Seller to Purchaser.

              (iii) Seller is not, or as a result of the execution and delivery of this Agreement or the performance of Seller's obligations hereunder will not be, in violation of, or lose or in any way impair any material rights pursuant to any license, sublicense or agreement described in Schedule 1.1(e).

              (iv) Seller is the absolute owner or licensee of, with all necessary right, title and interest in and to (free and clear of any liens, encumbrances or security interests), the Intellectual Property Rights and has rights to the use, sale, license or disposal thereof or the material covered thereby in connection with the services or products in respect of which the Intellectual Property Rights are being used. To the best of Seller's and each Securityholder's knowledge, after due inquiry, Seller has taken all actions and made all applications and filings pursuant to applicable laws to perfect or protect their interests in such Intellectual Property Rights.

                                      11.

              (v) No claims with respect to the Intellectual Property Rights have been asserted or, to the best knowledge of Seller, after diligent investigation, are threatened by any person, and Seller knows of no claims (i) to the effect that the manufacture, marketing, license, sale or use of any product as now used or offered or proposed for use or sale by Seller infringes any copyright, patent, trade secret, or other intellectual property right of any third party or violates any license or agreement with any third party, (ii) contesting the right of Seller to use, sell, license or dispose of any Intellectual Property Rights, or (iii) challenging the ownership, validity or effectiveness of any of the Intellectual Property Rights.

              (vi) All patents and registered trademarks, service marks, and other company, product or service identifiers and registered copyrights held by Seller are valid and subsisting.

              (vii) There has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, including, without limitation, any service provider of Seller; Seller has not been sued or charged as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or other intellectual property rights and which has not been finally terminated prior to the date hereof; there are no such charges or claims outstanding; and Seller does not have any infringement liability with respect to any patent, trademark, service mark, copyright or other intellectual property right of another.

              (viii) No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by Seller. Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property Right. Seller has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property Right. Seller has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property Rights.

          (o) Restrictive Documents or Orders.  Neither Seller nor any
              -------------------------------
Securityholder is a party to or bound under any agreement, contract, order, judgment, or decree, or any similar restriction not of general application which adversely affects, or reasonably could be expected to adversely affect (i) the continued operation by Purchaser of the Business after the Time of Closing on substantially the same basis as said business was theretofore operated or (ii) the consummation of the transactions contemplated by this Agreement.

                                      12.

          (p) Contracts and Commitments.
              -------------------------

              (i) There is set forth on Schedule 1.1(c) a list of all outstanding Contracts, whether or not in writing, to which Seller or any of the Securityholders is a party, to which any of the Assets are subject or that relate to any aspect of the Business.

              (ii) Seller and each Securityholder, as the case may be, has performed all of its obligations under the terms of each Contract, and is not in default thereunder. To the best of Seller's and each Securityholder's knowledge, no event or omission has occurred which but for the giving of notice or lapse of time or both would constitute a default by any party thereto under any such Contract. Each such Contract is valid and binding on all parties thereto and in full force and effect. Seller has received no written or unwritten notice of default, cancellation, or termination in connection with any such Contract. Seller has paid, or will pay, all debts and performed all obligations required as of the Time of Closing under the terms of all Contracts which form part of the Assumed Liabilities.

              (iii) There has not been any notice (written or unwritten) from any of Seller's Suppliers that any such Supplier will not continue to supply the current level and type of goods currently being provided by such Supplier to Seller on the same terms and conditions.

              (iv) Schedule 1.1(c) also lists all sole or limited source supply agreements. Notwithstanding anything in this Agreement or in any Schedule, Seller and the Securityholders shall also be responsible for all debts and obligations arising under all Contracts that occurred on or prior to the Closing or have their basis for liability arising on or prior to the Closing from the actions, conduct, inactions or omissions of Seller or agents acting on Seller's behalf.

          (q) Assets.  The Assets (excluding the Excluded Assets) consist of all
              ------
the assets necessary to operate the Business in the same manner as the Business was operated by Seller and the Securityholders immediately prior to the Time of Closing, and none of the Securityholders, nor any family member or entity affiliated with any of the Securityholders or any such family member owns, or has any interest in, any asset used in the operation of the Business. All assets used in and necessary for the operation of the Business are located on the Business Premises, including Uncle Bob's storage unit No. 794 in Melbourne, Florida.

          (r) Title to the Property.
              ---------------------

              (A) Seller has good and marketable title to the Assets, including all property listed on Schedule 1.1(a), free and clear of all Liens. Seller has a valid leasehold interests in all leased properties, free and clear of all Liens, listed on Schedule 1.1(j) as leased by Seller.

                                      13.

              (B) By virtue of the deliveries made at the Closing, Purchaser will obtain good and marketable title to all of the Assets, free and clear of all Liens, and a valid leasehold interest in the real property described in its lease agreement, free and clear of all Liens.

          (s) Litigation.  None of Seller, the Securityholders nor any of
              ----------
Seller's officers or directors is engaged in, or has received any threat of, any litigation, arbitra tion, investigation, claim or other proceeding relating to Seller, the Securityholders, or its officers, directors, employees, benefit plans, properties, Intellectual Property Rights, the Business, the Assets, licenses, permits, or goodwill; or against or affecting the actions taken or contemplated in connection therewith, nor, to the best of each's knowledge, is there any reasonable basis therefor. There is no action, suit, proceeding, or investigation pending or threatened against Seller, or the Securityholders, or the officers or directors of Seller, that questions the validity of this Agreement, the Escrow Agreement, or the right of Seller or the Securityholders to enter into this Agreement, the Escrow Agreement, the Closing Documents, or to consummate the transactions contemplated hereby or thereby, or which might result in any material adverse change in the Assets, the Business, condition, prospects or properties of Seller, or the financial condition of the Securityholders. There is no action, suit, proceeding, or investigation by Seller or the Securityholders currently pending or which any of them currently intends to initiate. None of Seller, the Securityholders, nor any of Seller's officers or directors is bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person which would or could have a material adverse effect on the Business or the Assets.

          (t) No Conflict or Default.  Neither the execution and delivery of
              ----------------------
this Agreement or the Escrow Agreement, nor compliance with the terms and provisions hereof and thereof, including without limitation, the consummation of the transactions contemplated hereby and thereby, will violate any statute, regulation, or ordinance of any governmental or administrative authority, or conflict with or result in the breach of any term, condition, or provision of Seller's Articles of Incorporation or Bylaws, as presently in effect, or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation, or instrument to which Seller or any of the Securityholders are a party or by which it or they or any of the Assets are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.

          (u) Consents.  No consent, approval, order or authorization of, or
              --------
registration, qualification, designation, declaration or filing with any governmental, regulatory or administrative authority on the part of Seller is required in connection with the consummation of the transactions contemplated hereunder. No consent, approval or authorization of Seller's Board of Directors (or any committee thereof), shareholders or of any third party (other than Purchaser and parties related to Purchaser, such as

                                      14.

lenders, stockholders, shareholders and similar persons) is required in connection with Seller's consummation of the transactions contemplated hereunder that has not been obtained or waived by the Time of Closing.

          (v) Labor Relations.
              ---------------

              a. To the best of Seller's and each Securityholder's knowledge, with respect to the Business, Seller has not failed to comply in any respect with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, all applicable federal, state, and local laws, rules, and regulations relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees.

              b. There are no labor controversies pending or threatened between Seller and any of its employees (the "Employees") or any labor union or other collective bargaining unit representing any of the Employees.

              c. Seller has never entered into a collective bargaining agreement or other labor union contract relating to the Business and applicable to the Employees.

              d. There are no written employment or separation agreements, or oral employment or separation agreements other than those establishing an "at-will" employment relationship between Seller and any of the Employees.

              e. Attached hereto as Schedule 4.1(v) is a list of all employees of the Business.

          (w) Pension, Profit Sharing, etc.  Seller has no "Employer Pension
              -----------------------------
Benefit Plan" in effect, as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended.

          (x) Brokers' and Finders' Fees/Contractual Limitations.  Neither the
              --------------------------------------------------
Securityholders nor Seller is obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby. Neither Seller nor any officer, director, employee, shareholder, agent, or representative of Seller (collectively "Agent/Representatives") are or have been subject to any agreement, letter of intent, or understanding of any kind which prohibits, limits, or restricts Seller or Agent/Representatives from negotiating, entering into and consummating this Agreement and the transactions contemplated hereby.

                                      15.

          (y)  Interested Party Relationships.  Neither the Securityholders nor
               ------------------------------
Seller (nor any family member of the Securityholders or any corporation, partnership, or other entity which, directly or indirectly, alone or together with others, controls, is controlled by, or is in common control with the Securityholders, Seller, or any such family member) have any material financial interest, direct or indirect, in any material supplier or customer, any party to any contract which is material to the Business, or any competitor with the Business.

          (z)  Certain Payments.  In connection with the Business, Seller has
               ----------------
not and no person directly or indirectly on behalf of Seller has made or received any payment that was not legal to make or receive.

          (aa) Products Liability.  There are no claims received by Seller or
               ------------------
any Securityholder against Seller, fixed or contingent, asserting (a) any damage, loss or injury caused by any Product or (b) any breach of any express or implied product warranty or any other similar claim with respect to any Product other than standard warranty obligations (to replace, repair or refund) made by Seller in the ordinary course of business, except for those claims that, if adversely determined against Seller, would not have a material adverse change on the business, results of operations, financial condition or prospects of the Business. As used herein, "Product" shall mean any products manufactured, designed, developed, distributed, sold, re-sold, customized or serviced by Seller in connection with the Business.

          (ab) Product Warranties.  Seller has provided to Purchaser copies of
               ------------------
its warranty policies and all outstanding warranties or guarantees relating to any of Seller's products, if any, other than warranties or guarantees implied by law.

          (ac) Returns.  There are no agreements or arrangements, written or
               -------
oral, that expressly entitle any business partner of Seller to return products sold, delivered or shipped by Seller to such business partner or any of its successors.

          (ad) Customers.  Except as indicated on Schedule 4.1(ad) attached
               ---------
hereto, no single customer of Seller accounted for more than 5% of the net sales of Seller during the twelve-month period ended December 31, 1995. Seller has furnished Purchaser with complete and accurate copies or descriptions of all current agreements (written or unwritten) with such customers. Neither Seller nor the Securityholders is aware of any event, happening, or fact which would lead it or him to believe that any of such customers will not continue their current level of purchases after the Time of Closing.

          (ae) Suppliers.  Schedule 4.1(ae) hereto lists all Suppliers of goods
               ---------
to Seller during the prior three (3) years and the value of goods supplied to Seller in each such year. Seller and the Securityholders are not aware of any event, happening, or fact which would lead them to believe that any of such suppliers will not continue to supply

                                      16.

the current level and type of goods currently being provided to Seller on similar terms and conditions.

          (af) Books and Records.  The books and records of Seller to which
               -----------------
Purchaser and its accountants and attorneys have been given access are the true books and records of Seller and truly and fairly reflect the underlying facts and transactions in all material respects.

          (ag) Complete Disclosure.  No representation or warranty made by
               -------------------
Seller or any Securityholder in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by Seller or any Securityholder or its respective representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. All schedules and exhibits prepared by Seller and the Securityholders shall be updated as of the Time of Closing. To the best knowledge of Seller and any Securityholder after reasonable inquiry, there is no event, fact or condition that has resulted in, or could reasonably be expected to result in any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of Seller taken as a whole that has not been set forth in this Agreement or in the Disclosure Letter.

          (ah) Performance of Agreement.  All covenants, conditions, and other
               ------------------------
obligations under this Agreement which are to be performed or complied with by Seller prior to the Time of Closing have been fully performed and complied with at or prior to the Time of Closing, including the delivery of the instruments and documents in accordance with Section 6.2.

          (ai) Absence of Governmental or Other Objection.  There is no pending
               ------------------------------------------
or threatened lawsuit or action or hearing challenging the transaction by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction has not been enjoined by a court of competent jurisdiction as of the Time of Closing. There is no legislation and no rulings in effect by the Federal Communications Commission that would make operation of Seller's radio systems inoperable in the United States.

          (aj) Insurance.  Schedule 4.1(aj) lists all insurance policies and
               ---------
fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Seller, the amounts of coverage under each such policy and bond of Seller. Seller has not been refused any requested coverage and no material claim made by Seller has been denied by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and Seller is

                                      17.

otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Seller is in compliance with each of such policies. Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of Seller. Seller does not know of any threatened termination of, the invalidation of any coverage of or material premium increase with respect to, any of such policies.

          (ak) Environmental Matters.
               ---------------------

               (i) For purposes of this Section 4.1(ak), the following terms shall have the following meanings:

                   "Court Order" shall mean any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal, or any governmental entity, and any award in any arbitration proceeding.

                   "Disposal Site" shall mean landfill, disposal agent, waste hauler or recycler of Hazardous Materials.

                   "Environmental Encumbrance" shall mean any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind in favor of any governmental entity for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such governmental entity in response to, a Release or threatened Release of a Hazardous Material into the environment.

                   "Environmental Laws" shall mean all Requirements of Laws which relate to any Hazardous Material or the use, handling, transportation, production, spill, leaking, pumping, injection, deposit, disposal, discharge, dispersal, Release, threatened Release, migration, emission, sale or storage of, or the exposure of any person to, a Hazardous Material.

                   "Governmental Permits" shall mean all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a governmental entity.

                   "Hazardous Material" shall mean any material or substance that is prohibited or regulated by any Requirement of Law or that is designated by any governmental entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

                   "Hazardous Materials Activities" shall mean the use, handling, transportation, distribution, sale, Release or threatened Release of, or Remedial Action concerning any Hazardous Material, performed in connection with the Real Property.

                                      18.

                   "Real Property" shall mean real property now or at any time in the past owned or leased by Seller or any predecessors or affiliates.

                   "Release" shall mean release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material in, on, under or through the Real Property or the air, soil, surface water, ground water or improvements thereof.

                   "Remedial Action" shall mean any reporting, investigation, characterization, feasibility study, health assessment, risk assessment, remediation, treatment, recycling, removal, transport, monitoring, maintenance or any other activity incident to the Release, threatened Release, investigation, remediation or removal of a Hazardous Material existing on the Real Property or in, on, under or through the air, soil, ground water, surface water or improvements thereof.

                   "Requirements of Laws" shall mean any foreign, federal, state and local laws, statutes, regulations, rules, guidelines, codes, ordinances, judgments, injunctions, decrees, orders, permits, approvals, treaties or protocols enacted, adopted, issued or promulgated by any governmental entity (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law in effect on the date hereof.

              (ii) Except as set forth in Schedule 4.1(ak), to the best of Seller's and each Securityholder's knowledge, after due inquiry,

                     a. Seller complies in all material respects with all applicable Environmental Laws;

                     b. Seller has obtained all environmental, health and safety Governmental Permits necessary for its operation or required by any Environmental Laws, all such Governmental Permits are in good standing, and Seller is in compliance in all material respects with all terms and conditions of such permits;

                     c. none of Seller nor any of the Real Property or present or past Seller operations is subject to any pending or ongoing investigation by, notice or order from or agreement with any person (including, without limitation, any prior owner or operator of the Real Property) with respect to
(A) any claim of Environmental Law, (B) any Remedial Action, or (C) any claim of losses and expenses arising from the Release or threatened Release of a Hazardous Material;

                     d. Seller is not subject to any pending or existing judicial or administrative proceeding, Court Order or settlement alleging or addressing a violation of or liability under any Environmental Law;

                                      19.

                     e. Seller has not filed, and Seller does not intend to file any notice or report under any Environmental Law reporting a violation of any Environmental Law;

                     f. there is not now, and to the best knowledge of Seller, there has never been, in any Seller Real Property (A) any underground storage tank or surface impoundment; (B) any landfill or waste pile which either is or was used in the frequent manner to dispose or store any Hazardous Material or contains or contained a substantial volume of Hazardous Material; or (C) any polychlorinated biphenyls;

                     g. Seller has not received any notice of claim to the effect that it is or may be liable to any person as a result of the Release or threatened Release of a Hazardous Material into the environment from or on any Real Property;

                     h. Seller is not aware of any Environmental Encumbrance on any Real Property;

                     i. any asbestos-containing material which is on or part of any Real Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law;

                     j. none of the products Seller manufactures, distributes or sells or has manufactured, distributed or sold in the past, contains substantial amounts of asbestos-containing material;

                     k. other than Hazardous Materials reasonably necessary for the conduct of Seller's operations which are properly stored in accordance with applicable Environmental Laws, no Hazardous Material is present on Real Property, and no reasonable likelihood exists that any Hazardous Material present on other property will come to be present on the Real Property;

                     l. Hazardous Materials Activities (A) have been conducted in compliance with applicable Environmental Laws, and (B) have not resulted in the exposure of any person to a Hazardous Material in a manner which has or will cause an adverse health effect to such person;

                     m. no court order, action, proceeding, liability or claim exists or, to the best knowledge of Seller is threatened, against any Disposal Site or against Seller with respect to any transfer or release of Hazardous Materials by Seller to a Disposal Site, and there is no valid basis for such claim;

                     n. Seller is not aware of any fact or circumstance which is reasonably expected to involve Seller in any environmental litigation or impose upon

                                      20.

Seller any environmental liability which would have a material and adverse effect on the business condition of Seller; and

                     o. Seller has no records pertaining to environmental audits or environmental assessments of any Real Property.

          (al) Backlog.  Schedule 4.1(al) hereto sets forth the backlog of
               -------
orders relating to the Business that Seller is to ship and contract work to be performed as of the Time of Closing. Seller either possesses sufficient inventory of parts, materials and personnel to produce the same within their scheduled delivery dates or such parts or materials have lead times such that Seller can acquire such parts and materials in time to produce and ship such backlog in accordance with its scheduled shipping date.

          (am) Accounts Receivable.  The amount of all Accounts Receivable
               -------------------
purchased by Purchaser will be good and collectible in full in the ordinary course of business within 90 days of closing; all Accounts Receivable arise from bona fide transactions in the ordinary course of business; no contest with respect to the amount or validity of any amount is pending; and none of such Accounts Receivable is or will at the Closing be subject to any counterclaim or setoff. The value at which Accounts Receivable are carried reflect the accounts receivable valuation policy of Seller. As of June 30, 1996 and as of the Closing, except as set forth in Schedule 1.1(f), there is and will be (i) no account debtor or note debtor delinquent in its payment by more than 30 days,
(ii) no account debtor or note debtor that has refused (or threatened to refuse) to pay its obligation for any reason, (iii) no account debtor or note debtor that is insolvent or bankrupt, and (iv) no account receivable or note receivable which is pledged to any third party by Seller. Seller holds no deposits from customers and has received no prepaid service contract revenue or other prepaid revenue.

           Section 4.2  Representations and Warranties of Purchaser.  Purchaser
           -----------  -------------------------------------------
hereby represents and warrants that:

          (a) Organization.  Purchaser is a corporation duly organized and
              ------------
validly existing under the laws of the State of Delaware, and has all corporate power and authority to lease, own, and operate its properties and carry on its business and operations and to directly own, lease, and operate the assets of Purchaser. Purchaser is duly qualified or licensed to do business as a corporation, and is in good standing in each jurisdiction where the failure to qualify would have a material adverse effect on its business and operations. Purchaser has made available to Seller complete and accurate copies of its Articles of Incorporation and Bylaws and all amendments thereto, and minutes and actions of all of its Board of Directors and its shareholders. No corporate actions have been approved or taken by Purchaser's Board of Directors or the shareholders that are not reflected in such minutes and actions.

                                      21.

          (b) Brokers' and Finders' Fees/Contractual Limitations.  Purchaser is
              --------------------------------------------------
not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement, the Escrow Agreement, or in connection with any transactions contemplated hereby that Seller, or the Securityholders would be required or obligated to make or pay. Neither Purchaser nor any officer, director, employee, agent, or representative of Purchaser (collectively, the "Purchaser's Representatives") is or has been subject to any agreement, letter of intent, or understanding of any kind which prohibits, limits, or restricts Purchaser or Purchaser's Representatives from negotiating, entering into, and consummating this Agreement, the Escrow Agreement, and the transactions contemplated hereby and thereby.

          (c) Valid Issuance of Purchase Shares.  The Purchase Shares, when
              ---------------------------------
issued and delivered in accordance with the terms hereof and for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws.

          (d) SEC Filings.  Purchaser has filed all forms, reports and documents
              -----------
required to be filed with the Securities and Exchange Commission ("SEC") since March 2, 1995, and has provided to Seller and the Securityholders (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, (ii) its Quarterly Reports on Form 10-Q for the period ended March 31, 1996, (iii) the proxy statement relating to Purchaser's 1996 annual meeting of shareholders,
(iv) the two prospectuses which form part of the two registration statements on Form S-1 declared effective by the SEC on March 2, 1995 and August 17, 1995, respectively, and (v) the prospectus which forms part of the registration statement on Form S-3 declared effective by the SEC on May 16, 1996 (collectively, the "Purchaser SEC Reports"). The Purchaser SEC reports were prepared in accordance with the requirements of the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, as the case may be, and did not at the time they were filed or declared effective, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required or be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE V
                                   ---------

                                   COVENANTS
                                   ---------

          Section 5.1  Covenants Against Disclosure.  The parties agree to
          -----------  ----------------------------
maintain the confidentiality of the terms and conditions of this Agreement, except to the extent required by law and pursuant to the public reporting obligations of Purchaser. No party shall disseminate (except to the parties to this Agreement) any press release or announcement concerning the transactions contemplated by this Agreement or the Escrow Agreement or the parties hereto or thereto without the prior written consent of

                                      22.

Seller and Purchaser, except as required under the public reporting obligations of Purchaser or as may be required to obtain consents necessary pursuant to Sections 7.1(k) and 7.2(e) hereof to consummate the transactions contemplated herein; provided that Purchaser shall issue a press release acceptable to Seller describing the transaction contemplated herein at any time within ten (10) days after the Time of Closing.

          Section 5.2  Net Asset Determination.
          -----------  -----------------------

                (a) As used in this Section 5.2, the "Net Assets" of Seller shall mean: Inventory plus Accounts Receivable (less allowance for doubtful accounts), and cash on hand at the Time of Closing, plus the property, plant and equipment included in Schedule 1.1(a) hereto, at their net book value at the Time of Closing.

                (b) As soon as reasonably practicable after the Time of Closing, but in no event later than five (5) business days thereafter, Seller shall deliver to Purchaser an unaudited balance sheet (the "Closing Date Balance Sheet") of Seller dated as of the Time of Closing. The Closing Date Balance Sheet shall fairly present the Net Assets of Seller as of the Time of Closing in accordance with the tax basis of accounting applied on a basis consistent with previous periods.

                (c) Upon receipt of the Closing Date Balance Sheet by Seller (the "Post-Time of Closing"), if the Net Assets as of the Time of Closing are at any time after the Closing in the sole but reasonable opinion of the Purchaser less than $350,000, with at least $100,000 of such Net Assets being comprised of property, plant and equipment and at least $250,000 of such Net Assets being comprised of Inventory, Accounts Receivable and cash on hand (the "Minimum Net Assets"), then Seller and the Securityholders shall immediately pay Purchaser in cash the amount by which the Net Assets as of the Time of Closing are less than the Minimum Net Assets; provided, however that Seller represents that the Inventory consists of parts, supplies and equipment used by Seller for the production of existing products or products currently under development and Seller and Purchaser agree that the property, plant and equipment and Inventory of Seller shall be valued at the actual price paid by Seller and that such valuation shall take account of any defined depreciation schedules, if applicable. Notwithstanding the foregoing, in the event that Seller and the Securityholders do not make the payment in cash within the time set forth in this Section 5.2, Purchaser shall be entitled to deduct from the shares of Common Stock held pursuant to the Escrow Agreement that number of shares with a fair market value equal to the closing sales price of the Common Stock of Purchaser as reported on the Nasdaq NMS on the execution date of this Agreement sufficient to cover the payment owed by Seller and the Securityholders.

                                      23.

          Section 5.3  Non-Competition.
          -----------  ---------------

          5.3.1     Commencing on the Time of Closing and continuing for four
          -----
(4) years thereafter, Seller and each of the Securityholders other than William
M. Koos, Jr., Larry W. Koos, and Koos Technical Services, Inc. (collectively, the "Consultants"), agree individually, that it, he, or she shall not engage (except in his or her capacity as an officer, director, and/or employee of Purchaser), directly or indirectly, whether on its, his, or her own account or as a shareholder (other than as a less than 1% shareholder of a publicly-held company (other than Purchaser)), partner, joint venturer, employee, consultant, advisor, and/or agent, of any person, firm, corporation, or other entity, in any or all of the following activities worldwide:

          (a) Enter into or engage in the business of manufacturing, selling or servicing radio systems or sub-systems or components thereof of the type produced by Seller or by Purchaser, either presently or during the term of this
Section 5.3, or radio antennas of a type which is competitive with the type produced by Seller or by Purchaser, either presently or during the term of this
Section 5.3;

          (b) Solicit customers, suppliers, or business patronage which results in competition with Purchaser or any of its affiliates, in the business of producing or selling radio systems or sub-systems or components thereof or radio antennas;

          (c) Encourage or solicit any employees of Purchaser or any of its affiliates to leave the employment of Purchaser or any of its affiliates for any reason; or

          (d) Promote or assist, financially or otherwise, any person, firm, association, corporation, or other entity engaged in the business of producing or selling radios or radio antennas.

          5.3.2     Commencing on the Time of Closing and continuing for four
          -----
(4) years thereafter, each Consultant agrees individually, that he or it shall not engage (except in his or its capacity as an officer, director, and/or employee of Purchaser), directly or indirectly, whether on his or its own account or as a shareholder (other than as a less than 1% shareholder of a publicly-held company (other than Purchaser)), partner, joint venturer, employee, consultant, advisor, and/or agent, of any person, firm, corporation, or other entity, in any or all of the following activities worldwide:

          (a) Enter into or engage in the business of manufacturing, selling or servicing terrestrial microwave radio systems or sub-systems or components thereof of the type presently produced by Seller, or radio antennas of a type which is competitive with the type presently produced by Seller;

          (b) Solicit customers, suppliers, or business patronage which results in competition with Purchaser or any of its affiliates, in the business of producing

                                      24.

or selling terrestrial microwave radio systems or sub-systems or components thereof or radio antennas;

          (c) Encourage or solicit any employees of Purchaser or any of its affiliates to leave the employment of Purchaser or any of its affiliates for any reason; or

          (d) Promote or assist, financially or otherwise, in the design, production, or sales of terrestrial microwave radios or terrestrial microwave radio antennas for any person, firm, association or corporation.

          5.3.3     Without limitation, the parties agree and intend that the
          -----
covenants contained in this Section 5.3 shall be deemed to be a series of separate covenants and agreements, one for each and every county of each state and political sub division worldwide. If, in any judicial proceeding, a court shall refuse to enforce in such action any of the separate covenants deemed included herein, then at the option of Purchaser, wholly-unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such a proceeding.

          5.3.4     The parties agree that due to the unique nature of the
          -----
services and capabilities of Seller and the Securityholders, there can be no adequate remedy at law for any breach of their obligations hereunder, that any such breach may allow Seller or any of the Securityholders and/or third parties to unfairly compete with Purchaser resulting in irreparable harm to Purchaser, and therefore, that upon any such breach or any threat thereof, Purchaser shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law. Further, Purchaser shall be entitled to indemnification by Seller and each Securityholder from any loss or harm, including, without limitation, attorney's fees, in connection with any breach, or any enforcement, of Seller's or such Securityholder's obligations hereunder.

          5.3.5     Seller and the Securityholders represent and warrant to
          -----
Purchaser that the covenants of Seller and each of the Securityholders in this
Section 5.3 are reasonably necessary for the protection of Purchaser's interests under this Agreement and are not unduly restrictive upon Seller or any of the Securityholders.

          5.3.6     The parties agree that the covenants of Seller and each of
          -----
the Securityholders in this Section 5.3 shall not apply to a specific Securityholder in the event that and after such Securityholder's employment with Purchaser is terminated by Purchaser without just cause.

  Section 5.4  Maintenance of Business.  During the period from the date
  -----------  -----------------------
of this Agreement and continuing until the earlier of the termination of this Agreement or the Time of Closing, Seller shall carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of this

                                      25.

Agreement and, to the extent consistent with such business, use its best efforts to preserve intact its present business organizations, keep available the services of its present service providers and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Time of Closing. Seller shall promptly notify Purchaser of any event or occurrence not in the ordinary course of business of Seller, and any event which could have a material and adverse effect on the business condition of Seller. Except as expressly contemplated by this Agreement, Seller, without the prior written consent of Purchaser shall not:

          (a) Accelerate, amend or change the period of exercisability of
          ---
options, warrants, stock or purchase rights or authorize cash payments in exchange therefor or perform any actions that would prohibit the pooling of interests accounting treatment;

          (b) Enter into any commitment or transaction not in the ordinary
          ---
course of business to be performed over a period longer than six (6) months in duration, or, except as in accordance with its existing capital budget previously disclosed to Purchaser, to purchase fixed assets with an aggregate purchase price exceeding $5,000;

          (c) Grant any severance or termination pay to any service provider;
          ---

          (d) Transfer to any person or entity any rights to the Seller's
          ---
Intellectual Property Rights, except licenses of Intellectual Property Rights in connection with the sale of Seller's products in the ordinary course of business consistent with past practice;

          (e) Enter into or amend any agreements pursuant to which any other
          ---
party is granted marketing or other similar rights of any type or scope with respect to any products of Seller;

          (f) Violate, amend or otherwise modify the terms of any contract;
          ---

          (g) Except with prior consultation with Purchaser, commence a
          ---
lawsuit other than for the routine collection of bills;

          (h) Declare or pay any dividends on or make any other distributions
          ---
(whether in cash, stock or property) in respect of any Seller Common Stock or otherwise, or split, combine or reclassify any of its Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Seller Common Stock, or repurchase or otherwise acquire, directly or indirectly, any shares of Seller Common Stock except repurchases of Common Stock at

                                      26.

cost from former service providers in accordance with the terms of agreements providing for the repurchase of shares in connection with any termination of service to Seller;

          (i) Issue, deliver or sell or authorize or propose the issuance,
          ---
delivery or sale of or authorization of, the purchase of any shares of Seller capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Seller Common Stock upon the exercise of previously outstanding options and warrants to purchase Seller's capital stock;

          (j) Cause or permit any amendments to Seller's Articles of
          ---
Incorporation or Bylaws;

          (k) Acquire or agree to acquire by merging or consolidating with, or
          ---
by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business condition of Seller;

          (l) Sell, lease, license or otherwise dispose of any of its properties
          ---
or assets except in the ordinary course of business;

          (m) Incur any indebtedness for borrowed money or guarantee any such
          ---
indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (n) Adopt or amend any employee benefit plans, or enter into any
          ---
employment contract, pay any bonus or remuneration to any service provider, or increase the salaries or wage rates of its employees other than pursuant to scheduled employee reviews under Seller's normal employee review cycle or in connection with the hiring of employees other than officers in the ordinary course of business, in all cases consistent with past practice, or otherwise increase or modify the compensation or benefits payable or to become payable by Seller to any of its service providers;

          (o) Revalue any of its assets, including, without limitation, writing
          ---
down the value of inventory or accounts receivable;

          (p) Liquidate or discount any Account Receivable or subject any
          ---
Account Receivable to a claim or setoff;

          (q) Pay, discharge or satisfy in an amount in excess of $5,000 in any
          ---
one case any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the

                                      27.

ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Financial Statements;

          (r) Make any material Tax election other than in the ordinary course
          ---
of business and consistent with past practice, change any material tax election, adopt any material Tax accounting method other than in the ordinary course of business and consistent with past practice, change any material Tax accounting method, file any material Tax return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a material Tax return other than in the ordinary course of business, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment;

          (s) Engage in any activities or transactions that are outside the
          ---
ordinary course of its business consistent with past practice;

          (t) Fail to pay or otherwise satisfy its material monetary obligations
          ---
as they become due or consistent with past practice, except such as are being contested in good faith;

          (u) Waive or commit to waive any rights of substantial value;
          ---

          (v) Cancel, amend or, other than in the ordinary course upon
          ---
expiration of a policy term, renew any material insurance policy;

          (w) Alter, or enter into any commitment to materially alter, its
          ---
interest in any corporation, association, joint venture, partnership or business entity in which Seller directly or indirectly holds any interest on the date hereof;

          (x) Take, or agree (in writing or otherwise) to take, any of the
          ---
actions described in this Section 5.4 or any action which would make any of the representations or warranties or covenants of Seller contained in this Agreement materially untrue or incorrect; or

          (y) Hire, or enter into any commitment to hire, any additional
          ---
employees or service providers of Seller.

  Section 5.5  Access to Information.  Seller will give Purchaser and
  -----------  ---------------------
their respective accountants, legal counsel and other representatives full access, during normal business hours, to all of the properties, books, contracts, commitments, and records relating to the Business and the Assets, and Seller will furnish to Purchaser, their respective accountants, legal counsel, and other representatives during such period all such information concerning the Business or the Assets as Purchaser may reasonably request; provided, that any furnishing of such information pursuant hereto or any investigation by Purchaser shall not affect Purchaser's right to rely on the

                                      28.

representations, warranties, agreements and covenants made by Seller and the Securityholders in this Agreement. Seller and the Securityholders shall cooperate with the Purchaser in auditing the financial statements of Seller, including, but not limited to, executing any and all written representations reasonably required by Purchaser's accountants.

          Section 5.6  Other Discussions.  From the date hereof until the
          -----------  -----------------
earlier of the Time of Closing or the termination of this Agreement, neither Seller, nor any officer, director, employee, shareholder, agent, or representative of Seller (collectively, "Agent/Representatives") shall discuss or negotiate on its or their behalf, with any other party, concerning the possible disposition of the Business or the Assets. If Seller or any of the Agent/Representatives receives any inquiries from another party relating to any proposed disposition of the Business or the Assets following the date hereof, Seller shall promptly (a) advise such party that Seller is not entitled to enter into any such discussions or negotiations and (b) notify Purchaser of such inquiry.

          Section 5.7  Assignment of Contracts.  Seller and the Securityholders
          -----------  -----------------------
shall use their best efforts to assist Purchaser in obtaining good and sufficient assignments to Purchaser of the Contracts and Seller's rights thereunder.

          Section 5.8  Relocation of Seller's Facilities.  From the Time of
          -----------  ---------------------------------
Closing until four years after the Time of Closing, Purchaser will not relocate the Business Premises (outside of Brevard County, Florida) without the prior written consent of a majority in interest of the Securityholders then providing services to Purchaser or cause any Securityholder to be transferred to a principal place of employment outside of Brevard County, Florida without such Securityholder's prior written consent.

          Section 5.9  Liquidation of Seller.  As soon as practicable after the
          -----------  ---------------------
Time of Closing, and in any event within twelve (12) months thereafter, Seller and the Securityholders shall cause Seller to be completely liquidated and dissolved under Florida law and all of Seller's remaining assets, if any, to be distributed to the Securityholders. The Securityholders shall be responsible for all liabilities of the Business, not assumed by Purchaser pursuant to this Agreement, that may arise after the liquidation of the Seller.

          Section 5.10  Fairness Hearing and Permit.  Purchaser and Seller and
          ------------  ---------------------------
the Securityholders shall prepare an Application for Qualification of Securities by Permit under Section 25121 of the California Corporate Securities Law of 1968, as amended, a related Notice of Hearing and other disclosure materials (the "Disclosure Document") to be supplied to the Securityholders of Seller in connection with the transactions contemplated hereby (collectively, the "Hearing Documents"). Purchaser and Seller will file the Disclosure Document and the Hearing Documents as promptly as practicable with the California Department of Corporations and request a hearing on the fairness of the issuance of the Purchase Shares pursuant to Section 25142 of such California

                                      29.

Corporate Securities Law. Purchaser and Seller will thereafter endeavor in good faith to obtain a finding of fairness and the issuance of a permit to such effect by the California Department of Corporations as result of such hearing, but they shall in no event be required to alter the terms of the issuance of the Purchase Shares in order to obtain such finding and issuance. Seller and the Securityholders further agree to pay up to $25,000 towards the costs and expenses that Purchaser incurs with respect to the fairness hearing and the preparation of the Hearing Documents.

          Section 5.11  Reorganization.  Purchaser, Seller and Securityholders
          ------------  --------------
hereby agree to treat and report the transaction contemplated by this Agreement as a "reorganization" within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986 for federal income tax purposes (and as a reorganization under corresponding provisions of state tax laws). Each Securityholder has received its own advice, including tax advice, with respect to all matters set forth in this Agreement.

          Section 5.12  Termination of Employment Agreements.  Seller agrees to
          ------------  ------------------------------------
terminate all employment agreements between Seller and its officers and employees prior to the Time of Closing.

                                  ARTICLE VI
                                  ----------

                                   CLOSING
                                   -------

          Section 6.1  Time of Closing.  The transactions contemplated by this
          -----------  ---------------
Agreement shall be completed (the "Closing") on the first business day on which the last of the conditions contained in Article VII hereof is fulfilled or waived (the "Time of Closing"), with the expectation that the Closing shall occur on or about August 21, 1996 unless otherwise agreed to in writing by Seller. The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California, 94303 or at such other place or date as may be agreed to in writing by Purchaser and Seller. The "Closing" shall mean the deliveries to be made by the parties hereto at the Time of Closing in accordance with this Agreement.

          Section 6.2  Deliveries by Seller.  At the Closing, the
          -----------  --------------------
Securityholders and Seller, as applicable, shall deliver to Purchaser, all duly and properly executed, the following:

          (a) A good and sufficient Bill of Sale for the Assets, in the form attached hereto as Exhibit 6.2(a), selling, delivering, transferring, and assigning to Purchaser title to all of Seller's right, title, and interest to the Assets, free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges, and restrictions of any nature whatsoever.

                                      30.

          (b) An opinion of Frese, Nash & Torpy, P.A., counsel to Seller, dated the date of the Closing, in the form attached hereto as Exhibit 6.2(b).

          (c)  The Escrow Agreement.

          (d) Executed offer letters offering employment to certain individuals and offering options to certain consultants listed on Schedule 4.1(c) in the form attached hereto as Exhibit 6.2(d).

          (e) Executed Proprietary Information and Inventions Agreement from each service provider in the form attached hereto as Exhibit 6.2(e).

          (f) An affidavit of Seller, stating, under penalty of perjury, Seller's United States taxpayer identification number and that Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

          (g) A good and sufficient Assignment of the Contracts and an Assumption of the Contracts that are Assumed Liabilities, in the form attached hereto as Exhibit 6.2(g) (the "Assignment").

          (h) A good and sufficient Assignment of the trade names and other intellectual property rights, selling, delivering, transferring, and assigning to Purchaser title to all of Seller's right, title, and interest to such trade names and other intellectual property rights.

          (i) An affiliate's agreement signed by each affiliate of Seller.

          Section 6.3  Deliveries by Purchaser.  At the Closing, Purchaser shall
          -----------  -----------------------
deliver, or cause to be delivered, to Seller and/or the Securityholders, as applicable, all duly and properly executed, the following:

          (a) The payment set forth in Section 3.2.

          (b)  The Assignment.

          Section 6.4  Further Assurances.  At or after the Time of Closing,
          -----------  ------------------
each party shall prepare, execute, and deliver, at the preparer's expense, such further instruments of conveyance, sale, assignment, or transfer, and shall take or cause to be taken such other or further action, as any party shall reasonably request of any other party at any time or from time to time in order to perfect, confirm, or evidence in Purchaser title to all or any part of the Assets or to consummate, in any other manner, the terms and provisions of this Agreement.

                                      31.

                                  ARTICLE VII
                                  -----------

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                      -----------------------------------

          Section 7.1  Conditions to Obligations of Purchaser.  Each and every
          -----------  --------------------------------------
obligation of Purchaser to be performed at the Closing shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by Purchaser):

          (a) Representations and Warranties.  The representations and
              ------------------------------
warranties of Seller and the Securityholders set forth in Section 4.1 of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Time of Closing as if such representations and warranties were made as of such date and time.

          (b) Performance of Agreement.  All covenants, conditions, and other
              ------------------------
obligations under this Agreement which are to be performed or complied with by the Securityholders and Seller, as the case may be, including Board of Directors and shareholder approval, shall have been fully performed and complied with at or prior to the Time of Closing, including the delivery of the instruments and documents in accordance with Section 6.2 hereof.

          (c) No Material Adverse Change.  There shall have been no material
              --------------------------
adverse change in the financial condition, prospects business, or properties of Seller which materially adversely affects the conduct of the Business as presently being conducted or the financial condition, business, or properties of Seller since June 30, 1996.

          (d) Absence of Governmental or Other Objection.  There shall be no
              ------------------------------------------
pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing and any applicable waiting period under any applicable federal law shall have expired.

          (e) Due Diligence Review.  Purchaser shall have completed to its sole
              --------------------
satisfaction its due diligence review of Seller and its operations, business, and financial condition, and Purchaser shall have received favorable reviews from their advisors of the results of their final due diligence review of the Business and Assets.

          (f) Evidence of Title.  Purchaser shall have received evidence, at or
              -----------------
prior to the Time of Closing, satisfactory to Purchaser of Seller's title to all of the Assets and right to fully convey all Assets free and clear of any lien, encumbrances or restric tions on transfer.

                                      32.

          (g) Certificate of President and Securityholders.  Seller shall have
              --------------------------------------------
delivered to Purchaser a certificate executed by its President and the Securityholders, dated the date of the Closing, to the effect that the conditions set forth in subsections (a), (b), (c) and (d) of this Section 7.1, have been satisfied.

          (h) Approval of Documentation.  The form and substance of all
              -------------------------
certificates, instruments, opinions, and other documents delivered or to be delivered to Purchaser under this Agreement shall be satisfactory to Purchaser and their counsel in all reasonable respects.

          (i) Execution of Escrow Agreement.  Purchaser shall have received
              -----------------------------
fully executed copies of the Escrow Agreement.

          (j) Licenses.  Purchaser shall have received all licenses from all the
              --------
appropriate governmental agencies necessary to operate the Business in the same manner as Seller operated the Business prior to the Time of Closing.

          (k) Third Party Consents.  Seller and each Securityholder shall have
              --------------------
obtained all third party consents and approvals and assignments to all Contracts and all other instruments required to consummate the transactions contemplated by this Agreement or as reasonably requested by counsel to Purchaser.

          (l) Proprietary Agreements.  All employees and consultants shall have
              ----------------------
entered into the Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit 6.2(e).

          Section 7.2  Conditions to Obligations of Seller.  Each and every
          -----------  -----------------------------------
obligation of Seller to be performed at the Time of Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by Seller):

          (a) Performance of Agreement.  All covenants, conditions, and other
              ------------------------
obligations under this Agreement which are to be performed or complied with by Purchaser shall have been fully performed and complied with at or prior to the Time of Closing.

          (b) Issuance of Permit.  The California Department of Corporations
              ------------------
shall have issued a permit under Section 25121 of the California Corporate Securities Law of 1968, as amended, covering the issuance of the Purchase Shares following a fairness hearing conducted pursuant to Section 25142 of the California Corporate Securities Law.

          (c) Execution of Escrow Agreement.  Purchaser shall have received
              -----------------------------
fully executed copies of the Escrow Agreement.

                                      33.

          (d) Absence of Governmental or Other Objection.  There shall be no
              ------------------------------------------
pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing.

          (e) Third Party Consents.  Seller and each Securityholder shall have
              --------------------
obtained all third party consents and approvals and assignments to all Contracts and all other instruments required to consummate the transactions contemplated by this Agreement and the Escrow Agreement or as reasonably requested by counsel to Purchaser.

                                 ARTICLE VIII
                                 ------------

                                INDEMNIFICATION
                                ---------------

          Section 8.1  Survival of Representations, Warranties, Covenants and
          -----------  ------------------------------------------------------
Agreements.
----------

              (a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of any party, all representations, warranties, covenants, and agreements of Seller and Securityholder shall survive the execution, delivery, and performance of this Agreement. All representations and warranties of Seller and Securityholder set forth in this Agreement shall be deemed to have been made again by Seller and Securityholder at and as of the Closing.

              (b) As used in this Article VIII, except as otherwise indicated in this Article VIII, any reference to a representation, warranty, agreement, or covenant contained in any section of this Agreement shall include the schedule relating to such section.

          Section 8.2  Seller and Securityholder Indemnification.
          -----------  -----------------------------------------

              (a) Seller and each of the Securityholders hereby agree, jointly and severally, to indemnify and hold harmless Purchaser and its officers, directors and other affiliates against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, and causes of action, assessments, costs, and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting from, imposed upon, or incurred or suffered by Purchaser or its officers, directors and other affiliates, directly or indirectly, as a result of or arising from (1) any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by any of the

                                      34.

Securityholders or Seller in this Agreement or the Escrow Agreement or any facts or circumstances constituting such an inaccuracy, breach, or nonfulfillment (all of which, including those set forth in clause (2) below, shall be referred to as "Seller and Securityholder Identifiable Claims"), or (2) any of the following (without giving effect to any of the disclosures or qualifications set forth in this Agreement, any accompanying schedule, exhibit, certificate or the Disclosure Letter):

              (i) Any handling, discharge, disposal, release, or storage of any hazardous or toxic substances, wastes or materials by Seller, any Securityholder, any predecessor of Seller or such Securityholder or any other third party with respect to any of the properties owned, occupied or leased by Seller or either Securityholder occurring prior to the Closing;

              (ii) Any litigation or claim arising from actions or inactions of Seller prior to the Time of Closing;

              (iii) Any Damages incurred by Seller or the Business, or arising out of or related to the activities of Seller or services or assets provided by or products delivered to or by Seller, prior to the Closing;

              (iv) Taxes imposed on Purchaser or its affiliates for periods ending on or prior to the Closing and for portions through the Closing of periods beginning prior to the Closing and ending after the Closing (including, without limitation, any deferred Tax liability, any Tax liability arising from the transactions contemplated in this Agreement and the Escrow Agreement, or any other transaction entered into or consummated prior to the Closing), including, without limitation, any liability arising out of or related to any returns filed prior to the Time of Closing;

              (v) Any Liabilities of the Securityholders or Seller imposed upon Purchaser as transferee of the Assets or otherwise, including, without limitation, any liability arising out of any Lien or any obligation or claim brought by creditors of Seller or claims based on the premise that the sale of the Assets did not comply with any bulk sales provisions and any liability arising out of obligations to Seller's employees (including, without limitation, any obligations under any employee benefit, profit sharing, or pension or welfare plan) or out of Seller's status as employer of its employees;

              (vi) Any amounts paid or payable by Purchaser after the Time of Closing with respect to any Liabilities of Seller, which have not been paid in full by Seller following twenty (20) days' notice from Purchaser to Seller of the existence of such Liability and Purchaser's intention to pay in full such Liability on behalf of Seller; and

                                      35.

              (b) Without limiting the foregoing, any amounts paid or payable by Purchaser pursuant to this Agreement, the employee offer letters or the Escrow Agreement shall be subject to a right of setoff by Purchaser or its affiliates for any Damages incurred by Purchaser or its officers, directors or other affiliates in connection with this Agreement or the Escrow Agreement.

          Section 8.3  Procedure for Indemnification with Respect to Third-Party
          -----------  ---------------------------------------------------------
Claims.
------

              (a) If the Purchaser or any affiliate of Purchaser determines to seek indemnification (such party shall be referred to herein as an "Indemnified Party") under this Article VIII with respect to Seller and Securityholder Identifiable Claims (such Claims shall be referred to herein as "Identifiable Claims") resulting from the assertion of liability by third parties, such Indemnified Party shall give notice to the parties from which indemnification is sought (such parties shall be referred to herein as "Indemnifying Parties") within 60 days of such Indemnified Party becoming aware of any such Identifiable Claim or of facts upon which any such Identifiable Claim will be based; the notice shall set forth such material information with respect thereto as is then reasonably available to such Indemnified Party. In case any such liability is asserted against any Indemnified Party, and such Indemnified Party notifies the Indemnifying Parties thereof, the Indemnifying Parties will be entitled, if such Indemnifying Parties so elect by written notice delivered to such Indemnified Party within 20 days after receiving such Indemnified Party's notice, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel shall be reasonably satisfactory to such Indemnified Party. Notwithstanding the foregoing, (i) such Indemnified Party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless such Indemnified Party shall reasonably determine that there is a conflict of interest between or among such Indemnified Party and any Indemnifying Party with respect to such Identifiable Claim, in which case the fees and expenses of such counsel will be borne by such Indemnifying Parties, (ii) none of the Indemnified Parties shall have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and (iii) the rights of the Indemnified Parties to be indemnified hereunder in respect of Identifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by their failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, such Indemnifying Parties are materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an Identifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

              (b) In the event that such Indemnifying Parties, within 20 days after receipt of the aforesaid notice of an Identifiable Claim, fail to assume the defense of such Indemnified Party against such Identifiable Claim, such Indemnified Party shall

                                      36.

have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of such Indemnifying Parties.

              (c) Notwithstanding anything in this Article VIII to the contrary,
(i) if there is a reasonable probability that an Identifiable Claim may materially adversely affect such Indemnified Party, such Indemnified Party shall have the right to participate in such defense, compromise, or settlement and such Indemnifying Parties shall not, without such Indemnified Party's written consent (which consent shall not be unreasonably withheld), settle or compromise any Identifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to such Indemnified Party a release from all liability in respect of such Identifiable Claim.

          Section 8.4  Procedure For Indemnification with Respect to Non-Third
          -----------  -------------------------------------------------------
Party Claims.  In the event that any Indemnified Party asserts the existence of
------------
a claim giving rise to Damages (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Parties. Such written notice shall state that it is being given pursuant to this Section 8.4, specify the nature and amount of the claim asserted and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If such Indemnifying Parties, within 60 days after the mailing of notice by such Indemnified Party, shall not give written notice to such Indemnified Party announcing its intent to contest such assertion of such Indemnified Party, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that such Indemnifying Parties contest the assertion of a claim by giving such written notice to such Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim. If the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within ten (10) days after notice thereof, such claim will be submitted to and settled by arbitration pursuant to Section 9.11 hereof.

                                  ARTICLE IX
                                  ----------

                           MISCELLANEOUS PROVISIONS
                           ------------------------

          Section 9.1  Notice.  All notices and other communications required or
          -----------  ------
permitted under this Agreement shall be delivered to the parties at the address set forth below their respective signature blocks, or at such other address that they designate by notice to all other parties in accordance with this Section 9.1:

                                      37.

If to Seller or
Securityholders:    Atlantic Communication Sciences, Inc.
                    4300-B Fortune Place
                    West Melbourne, Florida  32904
                    Attention:  Ed Gerhardt
                    Telecopy No.:  (407) 726-9610

with a copy to:     Frese, Nash & Torpy P.A.
                    930 S. Harbor City Boulevard, Suite 505
                    Melbourne, Florida 33901
                    Attn.: Gary B. Frese
                    Telecopy No.: (407) 951-3741

If to Purchaser:    P-COM, Inc.
                    3175 S. Winchester Boulevard
                    Campbell, California 95008
                    Attn: Michael Sophie
                    Telecopy No.: (408) 866-3678

with a copy to:     Brobeck, Phleger & Harrison LLP
                    Two Embarcadero Place
                    2200 Geng Road
                    Palo Alto, CA 94303
                    Attn: Warren T. Lazarow, Esq.
                    Telecopy No.: (415) 496-2733

All notices and communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

          Section 9.2  Entire Agreement.  This Agreement, the exhibits and
          -----------  ----------------
schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

          Section 9.3  Binding Effect; Assignment.  This Agreement and the
          -----------  --------------------------
various rights and obligations arising hereunder shall inure to the benefit of and be binding upon

                                      38.

Seller, its successors and permitted assigns, and Purchaser and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other party.

          Section 9.4  Expenses of Transaction; Taxes.  P-Com shall bear its own
          -----------  ------------------------------
costs and expenses in connection with this Agreement and the transactions contemplated hereby for its own account and the Securityholders shall bear their and the Seller's own costs and expenses in connection with this Agreement and the transactions contemplated hereby. Seller shall pay all applicable sales, use, transfer, documentary and other taxes arising out of the purchase and sale of the Assets.

          Section 9.5  Waiver; Consent.  This Agreement may not be changed,
          -----------  ---------------
amended, terminated, augmented, rescinded, or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

          Section 9.6  Third-Party Beneficiaries.  Except as otherwise expressly
          -----------  -------------------------
provided for in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation, or legal entity, other than the parties hereto, any rights, remedies, or other benefits under or by reason of this Agreement.

          Section 9.7  Counterparts.  This Agreement may be executed
          -----------  ------------
simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          Section 9.8  Severability.  If one or more provisions of this
          -----------  ------------
Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          Section 9.9  Remedies of Purchaser.  Each of the Seller and the
          -----------  ---------------------
Securityholders agree that the Assets are unique and not otherwise readily available to Purchaser. Accordingly, Seller acknowledges that, in addition to all other remedies to

                                      39.

which Purchaser is entitled, Purchaser shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided Purchaser is not in material default hereunder.

          Section 9.10  Governing Law.  This Agreement shall in all respects be
          ------------  -------------
construed in accordance with and governed by the laws of the State of California without regard to the conflicts or choice of law provisions thereof.

          Section 9.11  Arbitration; Attorneys' Fees.
          ------------  ----------------------------

          (a) Any controversy between the parties hereto involving the construction or application of any terms, covenants or conditions of this Agreement or the Escrow Agreement, or any claims arising out of or relating to this Agreement or the Escrow Agreement or the breach thereof will be settled by arbitration in New York, New York, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by three (3) arbitrators chosen by mutual agreement of the parties hereto, or failing such agreement, an arbitrator appointed by the AAA. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York Code of Civil Procedure, the arbitrator(s) shall be required to provide in writing to the parties the basis for the award or order of such arbitrator(s), and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.

          (b) In the event of arbitration filed or instituted between the parties with respect to this Agreement or the Escrow Agreement, the prevailing party will be entitled to receive from the other party all costs, damages and expenses, including reasonable attorney's fees, incurred by the prevailing party in connection with that action or proceeding whether or not the controversy is reduced to judgment or award. The prevailing party will be that party who may be fairly said by the arbitrator(s) to have prevailed on the major disputed issues.

          Section 9.12  Cooperation and Records Retention. Seller,
          ------------  ---------------------------------
Securityholder and Purchaser shall (i) each provide the other with such assistance as may reasonably be requested by them in connection with the preparation of any Tax return, statement, report, form or other document (hereinafter collectively a "Tax Return"), or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the

                                      40.

other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Seller (and, after Seller's dissolution, Securityholders) and Purchaser shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Time of Closing and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Seller (and, after Seller's dissolution, Securityholders) shall keep the original copies of such records, as well as all books of accounts, general ledgers, sales invoices, accounts payable and payroll records, drawings, files, papers, and all other records (the "Records") at its facility in Florida and, at Seller's (and, after Seller's dissolution, Securityholders) expense, shall promptly provide complete copies of the Records to Purchaser upon Purchaser's request and shall make all Records available for inspection at any time upon Purchaser's request.

                                      41.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                              P-COM, INC.,
                              a Delaware corporation


                              By:   /s/ Michael Sohpie
                                    ------------------
                                    Michael Sophie
                                    Vice President, Finance and Administration
                                    and Chief Financial Officer


                              ATLANTIC COMMUNICATION SCIENCES, INC.,
                              a Florida corporation



                              By:   /s/ Edward C. Gerhardt
                                    ----------------------
                                    Edward C. Gerhardt, President

                                      42.

                              SIGNATORIES



                              /s/ Edward Gerhardt
                              -------------------
                              Edward Gerhardt



                              /s/ L. Roger Sanders
                              --------------------
                              L. Roger Sanders



                              /s/ Charles W. Richards, IV
                              ---------------------------
                              Charles W. Richards, IV



                              /s/ Grover W. Brower
                              --------------------
                              Grover W. Brower



                              KOOS TECHNICAL SERVICES, INC.

                              By:   /s/ William M. Koos, Jr.
                                    ------------------------
                                    William M. Koos, Jr.

                                    Title:  President


                              /s/ William M. Koos, Jr.
                              ------------------------
                              William M. Koos, Jr.



                              /s/ Larry W. Koos
                              -----------------
                              Larry W. Koos

                                      43.

                              EDWARD C. GERHARDT TRUST, U/A DATED JUNE 22, 1988


                              By:   /s/ Edward C. Gerhardt
                                    ----------------------
                                    Edward C. Gerhardt, as Grantee and Trustee



                              L. ROGERS SANDERS REVOCABLE TRUST, U/A DATED JUNE 18, 1991



                              By:   /s/ L. Roger Sanders
                                    --------------------
                                    L. Roger Sanders, Trustee



                              By:   /s/ Patricia A. Sanders
                                    -----------------------
                                    Patricia A. Sanders, Trustee

                                      44.

                                 EXHIBIT 3.2(b)

                                ESCROW AGREEMENT

                               ESCROW AGREEMENT
                               ----------------



          This Agreement is made and entered into on this 26th day of August, 1996, by and among P-COM, Inc., a Delaware corporation ("Purchaser"), Atlantic Communication Sciences, Inc., a Florida corporation ("Seller") and the individuals and other entities listed on the signature pages hereto (collectively, the "Shareholders"). Capitalized terms used herein that are not otherwise defined shall have the meanings set forth in the Asset Purchase Agreement (as defined below).

                                  WITNESSETH:

          WHEREAS, the parties have entered into that certain Asset Purchase Agreement dated as of August 2, 1996 (collectively, with all schedules, letters, exhibits and certificates referred to therein, the "Asset Purchase Agreement") pursuant to which Seller will sell and Purchaser will purchase the Assets relating to the Business of Seller (the "Asset Purchase"); and

          WHEREAS, the Assets Purchase Agreement provides that at the Closing, certain shares of Purchaser's Common Stock to be issued as part of the Purchase Price paid to the Seller or the Shareholders in the Asset Purchase will be deposited in escrow with Purchaser pursuant to this Agreement;

          NOW, THEREFORE, in consideration of the mutual premises and covenants contained in the Asset Purchase Agreement and herein, the parties agree as follows:

                                   ARTICLE I

                           Escrow and Escrow Shares
                           ------------------------

          1.1  Delivery.  Pursuant to the Asset Purchase Agreement, the
               --------
Secretary of Purchaser (the "Escrow Agent") shall hold in escrow upon the Closing of the Asset Purchase, stock certificates representing an aggregate of 41,500 shares of Purchaser's Common Stock (the "Escrow Shares"). Concurrently herewith, each of the Shareholders shall execute and deliver to the Escrow Agent one (1) blank stock power with respect to the Escrow Shares.

                                   ARTICLE II

                                Escrow Agreement
                                ----------------

          2.1  Duties of Escrow Agent; Distribution of Escrow Shares.  The
               -----------------------------------------------------
Escrow Agent is hereby authorized and directed to hold the Escrow Shares as agent for Purchaser and the Shareholders and to distribute the Shares, subject to Section 2.2 of this Agreement, upon receipt of notice and instructions from Purchaser, in accordance with the following provision:

               (i) Subject to the satisfaction of certain milestones set forth in Schedule A, the Escrow Shares shall be delivered to the Shareholders in the
   ----------
amounts and upon the dates set forth in Schedule A.  Any Escrow Shares delivered
                                        ----------
to the Shareholders pursuant to this Section 2.1(i) shall be delivered within twenty (20) days following the date upon which the completion of the relevant milestone is determined.

          2.2  Release of Escrow Shares.
               ------------------------

               (i) Notwithstanding any section of this Agreement, the provisions set forth in this Section 2.2 shall apply with respect to the release of the Escrow Shares as well as to the issuance of Contingent Shares pursuant to the Asset Purchase Agreement. If there are existing on any date on which Escrow Shares are to be released to the Shareholders hereunder (a "Release Date"), any Indemnifiable Amounts (as defined herein) due and owing to Purchaser and/or its affiliates, the Escrow Agent shall upon five (5) days' prior notice from the Purchaser, cause that number of Escrow Shares with a fair market value equal to the closing bid price of the Common Stock of Purchaser as reported by the Nasdaq NMS or any similar exchange on the date such written notice is provided to the Escrow Agent (the "Share Value") sufficient to fully cover such Indemnifiable Amounts (the "Excluded Shares") to be deducted from the amount of Escrow Shares otherwise transferrable to the Shareholders on such Release Date and instead transfer such Excluded Shares to Purchaser to be cancelled, and all right, title, and interest of the Shareholders in and to such Excluded Shares shall immediately terminate. In the event that the Indemnifiable Amount is greater than the Share Value of the Excluded Shares, all excess and unsatisfied Indemnifiable Amount shall be applied against any shares of Common Stock to be released on any future Release Date or contingency date, if any, in accordance with the terms of this Agreement and the Asset Purchase Agreement. Purchaser shall use its best efforts to notify Seller of any anticipated Indemnifiable Amounts known to Purchaser at least ten (10) days prior to the relevant Release Date; however, Purchaser's right to the Indemnifiable Amounts shall not be invalidated by failure to so notify Seller.

               (ii) If, on a Release Date, (a) there are Escrow Shares remaining in escrow, (b) there are Damages suffered or to be suffered by Purchaser and/or its affiliates and (c) such Damages may be equal to or greater than the aggregate Share Value of the then existing Escrow Shares, then such Escrow Shares shall not be released until a determination is made as to whether such Damages are Indemnifiable Amounts. Upon such determination, the Escrow Agent shall release the Escrow Shares that were to be released on such date to the parties in accordance with such determination, pursuant to subsections (iii),
(iv), (v) and (vi) hereof. In the event that the amount of Damages determined to be an Indemnifiable Amount is greater than the Share Value of the total number of shares of Common Stock otherwise transferrable on such Release Date, all excess and unsatisfied Indemnifiable Amount shall be applied against any shares of Common Stock to be released on any future Release Dates or contingency dates, if any, in accordance with the terms of this Agreement and the Asset Purchase Agreement;

               (iii) If, following such Release Date, any Damages are determined not to be Indemnifiable Amounts, the Escrow Agent shall release all Escrow Shares transferrable on such Release Date to the Shareholders as soon as possible after such determination is made;

               (iv) If, following such Release Date, any Damages are determined to be Indemnifiable Amounts, the Escrow Agent shall cause the requisite number of Excluded Shares to be deducted from the amount of Escrow Shares otherwise transferrable to the Shareholders and instead transfer such Excluded Shares to Purchaser to be cancelled, and all right, title, and interest of the Shareholders in and to such Excluded Shares shall immediately terminate. The remaining Escrow Shares to be released on such Release Date, if any, as so reduced by the number of the Excluded Shares, shall then be released to the Shareholders as soon as possible after such determination is made; and

               (v) If, following such Release Date, there are Damages that have not been determined in good faith to be Indemnifiable Amounts and such Damages claimed to be suffered by Purchaser and/or its affiliates are less than the aggregate Share Value of the Escrow Shares to be released on such Release Date, the Escrow Agent shall release the Escrow Shares reduced by such number of shares with an aggregate Share Value sufficient to cover the claimed Damages, to the Shareholders.

               (vi) Unless otherwise directed, the use of Escrow Shares for indemnification hereunder shall be in proportion to the respective interests therein among the registered holders of the Escrow Shares as set forth in Schedule A hereto.
----------

                                  ARTICLE III

                                Indemnification
                                ---------------

          3.1  Indemnification.  The Escrow Shares shall serve as collateral in
               ---------------
part for the indemnity obligations of Seller and the Shareholders set forth in the Asset Purchase Agreement for any and all amounts determined by a court, by arbitration or otherwise to be payable or owing to Purchaser and/or its affiliates for Damages under the provisions and procedures of the Asset Purchase Agreement (collectively, "Indemnifiable Amounts").

          3.2  Ownership of Escrow Shares; Voting Rights.  The Shareholders
               -----------------------------------------
shall have all indicia of ownership of the Escrow Shares while they are held in escrow, including, without limitation, the right to vote the Escrow Shares and receive distribu tions thereon and the obligations to pay all taxes, assessments, and charges with respect thereto, but excluding the right to sell any Escrow Shares or transfer any rights or interests in the Escrow Shares; provided that any distribution, other than cash and taxable stock dividends (which dividends shall be paid to the Shareholders), on or with respect to the Escrow Shares and any other shares or securities into which such Escrow Shares may be changed or for which they may be exchanged pursuant to corporate action of Purchaser affecting holders of Purchaser's Common Stock generally shall be delivered to and held by the Escrow Agent and treated as included within the term "Escrow Shares," and shall be subject to the indemnity and escrow provisions of this Agreement.

          3.3  Arbitration.  Any controversy involving an Identifiable Claim by
               -----------
Purchaser and/or its affiliates pursuant to this Article III shall be finally settled by arbitration in New York, New York in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by three (3) arbitrators chosen by mutual agreement of the parties hereto, or failing such agreement, an arbitrator appointed by the AAA. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York Code of Civil Procedure, the arbitrator(s) shall be required to provide in writing to the parties the basis for the award or order of such arbitrator(s), and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.

                                   ARTICLE IV

                         Authority and Indemnification
                         -----------------------------

          4.1  Authority.  Upon consummation of the Asset Purchase and in
               ---------
consideration of the issuance of the Escrow Shares, the Shareholders and Purchaser shall be deemed to have irrevocably appointed the Secretary of Purchaser as the Escrow Agent to hold all of the Escrow Shares until their release in accordance with this Agreement. If the current Secretary no longer holds such office, the Shareholders and Purchaser by executing this Agreement shall be deemed to have irrevocably appointed a new secretary as the successor escrow agent.

          4.2  Indemnity.  The Escrow Agent shall not be liable to anyone
               ---------
whatsoever by reason of the release of Escrow Shares to Purchaser at any time or failure to release Escrow Shares to the Shareholders on the Release Date, where such release or failure to release resulted from (i) a final determination by a court or by arbitration, which determination is not appealed, or (ii) joint written instructions from both the Shareholders and Purchaser. The Shareholders and Purchaser shall, jointly and severally, indemnify and hold the Escrow Agent harmless from any and all liability and expense (including, without limitation, counsel fees) which may arise out of any action taken or omitted by him as an Escrow Agent in accordance with this Agreement, as the same may be amended, modified or supplemented.

          4.3  Reliance.  The Escrow Agent shall be entitled to treat as
               --------
genuine, and as the document it purports to be, any letter, paper, facsimile, telex, or other document furnished or caused to be furnished to it by any party to this Agreement and believed by it to be genuine and to have been telexed, telegraphed, faxed, or cabled or signed and presented by any party to this Agreement. The Escrow Agent may consult with independent counsel with respect to the Escrow Agent's duties hereunder, and shall be fully protected in respect to any action taken or suffered by the Escrow Agent.

          4.4  Legal Compliance.  The Escrow Agent is hereby authorized and
               ----------------
directed to disregard any and all notices and warnings that may be given by any person, firm or corporation except (a) a final order, determination, or award of an arbitrator pursuant to Section 3.3 hereof or (b) a final order, judgment or decree of any court made, filed, entered or issued, whether with or without jurisdiction, from which no further appeal may be taken, and the Escrow Agent is hereby authorized to comply with and obey any and all such final orders, determinations, awards, judgments and decrees of any such arbitrator or court. If the Escrow Agent shall comply with or obey any such order, determination, award, judgment or decree of any such arbitrator or court, he shall not be liable to any of the parties hereto, or to any other person, firm, association or corporation, by reason of any such compliance or obedience even if any such order, determination, award, judgment or decree may be subsequently revised, modified, annulled, set aside or vacated.

                                   ARTICLE V

                                 Miscellaneous
                                 -------------

          5.1  Notices.  Any notice or other communication required or permitted
               -------
to be given to the parties hereto shall be deemed to have been given if personally delivered (including personal delivery by facsimile), or two days after mailing by certified or registered mail, return receipt requested, first class postage prepaid, addressed as follows (or at such other address as the addressed party may have substituted by notice pursuant to this Section 5.1):

If to Seller or
Shareholders:       Atlantic Communication Sciences, Inc.
                    4300-B Fortune Place
                    W. Melbourne, Florida  32904
                    Attention:  Ed Gerhardt
                    Telephone:  (407) 728-1080

with a copy to:  Frese, Nash & Torpy, R.A.
                    930 S. Harbor City Blvd., Suite 505
                    Melbourne, FL  32901
                    Attn:  Gary B. Frese
                    Telecopy No.:  (407) 951-3741

If to Purchaser: P-COM, Inc.
                    3175 S. Winchester Boulevard
                    Campbell, CA  95008
                    Attn:  George P. Roberts
                    Telecopy No. (408) 866-3678

with a copy to:  Brobeck, Phleger & Harrison LLP
                    Two Embarcadero Place
                    2200 Geng Road
                    Palo Alto, CA 94303
                    Attn: Warren T. Lazarow, Esq.
                    Telecopy No.: (415) 496-2885

          5.2  Termination.  This Agreement shall terminate upon the earlier of
               -----------
(a) the mutual written express agreement of Purchaser and the Shareholders or
(b) when all of the Escrow Shares (together with any applicable stock power(s)) have been distributed according to its terms.

          5.3  Interpretation.  The validity, construction, interpretation and
               --------------
enforcement of this Agreement shall be determined and governed by the laws of the State of California without regard to the conflicts or choice of law provisions thereof. The invalidity or unenforceability of any provision of this Agreement or the invalidity or unenforceability of any provision as applied to a particular occurrence or circumstance shall not affect the validity or enforceability of any of the other provisions of this Agree ment or the applicability of such provision, as the case may be. All provisions of the Asset Purchase Agreement shall be incorporated herein by reference as if set forth in their entirety herein.

          5.4  Waiver; Amendment.  This Agreement or any provision herein may
               -----------------
not be changed, amended, terminated, augmented, rescinded, or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

          5.5  Attorneys' Fees; Remedies.  If any action at law or in equity
               -------------------------
(including arbitration as required pursuant to Section 3.3 hereof) is necessary to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder, the prevailing party shall be entitled to its reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which it may be entitled. The rights and remedies of the parties under this Agreement, the Asset Purchase Agreement and the other Related Agreements and all other letters, certificates or documents executed in connection herewith and therewith are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the parties hereto.

          5.6  Counterparts.  This Agreement may be signed in one or more
               ------------
counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

          IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first above written.

                         P-COM, INC.



                         By:/s/ Michael Sophie
                            ------------------
                            Michael Sophie
                            Chief Financial Officer,
                            Vice President, Finance and
                            Administration and Controller



                         ATLANTIC COMMUNICATION SCIENCES, INC.,
                         a Florida corporation



                         By:/s/ Edward C. Gerhardt
                            ----------------------
                            Edward C. Gerhardt, President


                         SIGNATORIES



                         /s/ Edward Gerhardt
                         -------------------
                         Edward Gerhardt



                         /s/ L. Roger Sanders
                         --------------------
                         L. Roger Sanders



                         /s/ Charles W. Richards, IV
                         ---------------------------
                         Charles W. Richards, IV


                         /s/ Grover W. Brower
                         --------------------
                         Grover W. Brower

                         KOOS TECHNICAL SERVICES, INC.


                         By:/s/ William M. Koos, Jr.
                            ------------------------

                         Title:  President
                               ---------------------


                         /s/ William M. Koos, Jr.
                         ------------------------
                         William M. Koos, Jr.



                         /s/ Larry W. Koos
                         -----------------
                         Larry W. Koos



                         EDWARD C. GERHARDT TRUST, U/A DATED JUNE 22, 1988


                         By:/s/ Edward C. Gerhardt
                            ----------------------
                            Edward C. Gerhardt, as Grantee and Trustee



                         L. ROGERS SANDERS REVOCABLE TRUST, U/A DATED JUNE 18, 1991


                         By:/s/ L. Roger Sanders
                            --------------------
                            L. Roger Sanders, Trustee



                         By:/s/ Patricia A. Sanders
                            -----------------------
                            Patricia A. Sanders, Trustee

                                  SCHEDULE A

                          ACS STOCKHOLDER OBJECTIVES



FIRST YEAR OBJECTIVES:
---------------------
STOCKHOLDER'S                 PAYMENT             COMPLETION              PROVISOS
MILESTONES                  (ESCROWED                DATE
                              SHARES)

$5.25M of Sales                36,000             First 12-Mo             Pro-rated
of ACS Products                                 period following
                                                  Closing date

Completion of the Model         5,500            By May 1, 1997        50% for Modem
500 Modem and 5.7 GHz                                                 50% for RF Unit
RF Unit

                                EXHIBIT 4.1(d)

                         FORM OF AFFILIATES AGREEMENT

                            AVAILABLE UPON REQUEST

                                EXHIBIT 6.2(a)

                                 BILL OF SALE

                            AVAILABLE UPON REQUEST

                                EXHIBIT 6.2(b)

            OPINION OF FRESE, NASH & TORPY, P.A., counsel to Seller

                            AVAILABLE UPON REQUEST

                                EXHIBIT 6.2(d)

                             FORM OF OFFER LETTER
             FOR KEY EMPLOYEES AND OTHER EMPLOYEES AND CONSULTANTS

                            AVAILABLE UPON REQUEST

                                 EXHIBIT 6.2(e)

                        FORM OF PROPRIETARY INFORMATION
                            AND INVENTIONS AGREEMENT

                             AVAILABLE UPON REQUEST

                                EXHIBIT 6.2(g)

                  ASSIGNMENT AND ASSUMPTION OF THE CONTRACTS

                            AVAILABLE UPON REQUEST

                                SCHEDULE 1.1(a)

                           LIST OF RELATED PROPERTY

                            AVAILABLE UPON REQUEST

                                SCHEDULE 1.1(b)

                               LIST OF INVENTORY

                             AVAILABLE UPON REQUEST

                                SCHEDULE 1.1(c)

                               LIST OF CONTRACTS

                                SCHEDULE 1.1(d)

                          LIST OF GOVERNMENTAL PERMITS

                             AVAILABLE UPON REQUEST

                                SCHEDULE 1.1(e)

                      LIST OF INTELLECTUAL PROPERTY RIGHTS

                             AVAILABLE UPON REQUEST

                                SCHEDULE 1.1(f)

                          LIST OF ACCOUNTS RECEIVABLE

                             AVAILABLE UPON REQUEST

                                SCHEDULE 1.1(j)

                          LIST OF LEASEHOLD INTERESTS

                             AVAILABLE UPON REQUEST

                                  SCHEDULE 1.2

                            LIST OF EXCLUDED ASSETS

                             AVAILABLE UPON REQUEST

                                  SCHEDULE 2.1

                          LIST OF ASSUMED LIABILITIES

                             AVAILABLE UPON REQUEST

                                SCHEDULE 3.2(b)

                           DESCRIPTION OF MILESTONES

                           ACS STOCKHOLDER OBJECTIVES


FIRST YEAR OBJECTIVES:
--------------------------
STOCKHOLDER'S                 PAYMENT         COMPLETION              PROVISOS
 MILESTONES                  (ESCROWED          DATE
                              SHARES)
$5.25M of Sales               36,000      First 12-Mo          Pro-rated
of ACS Products                           period
                                          following Closing
                                          date

Completion of the Model        5,500      By May 1, 1997       50% for Modem
 500 Modem and 5.7 GHz                                         50% for RF Unit
 RF Unit

SECOND YEAR OBJECTIVES:
--------------------------
STOCKHOLDER'S                                  PAYMENT             COMPLETION DATE
 MILESTONES (1)                               (ESCROWED
                                               SHARES)

Completion of the Model                        16,500           Second 12-mo period
 1000 Modem                                                    following Closing Date
(Non-Spread, QAM,
P-COM RFU Interface)
THIRD YEAR OBJECTIVES:
---------------------
STOCKHOLDER'S                                  PAYMENT             COMPLETION DATE
 MILESTONES (1)                               (ESCROWED
                                               SHARES)

Completion of a                                16,500             Third 12-mo period
Point-to-Multipoint Modem                                       following Closing Date
for operation with a 28 GHz
 RF Unit

NOTES:
1. Milestones can be changed subject to mutual consent by P-COM and the majority of the ACS stockholders. Completion refers to release to production manufacturing.

                                  SCHEDULE 4.1

                               DISCLOSURE LETTER

                             AVAILABLE UPON REQUEST

                                SCHEDULE 4.1(b)

                              LIST OF STOCKHOLDERS

                             AVAILABLE UPON REQUEST

                                SCHEDULE 4.1(d)

                               LIST OF AFFILIATES

                             AVAILABLE UPON REQUEST

                                SCHEDULE 4.1(v)

                               LIST OF EMPLOYEES

                             AVAILABLE UPON REQUEST

                                SCHEDULE 4.1(ad)

                               LIST OF CUSTOMERS

                             AVAILABLE UPON REQUEST

                                SCHEDULE 4.1(ae)

                               LIST OF SUPPLIERS

                             AVAILABLE UPON REQUEST

                                SCHEDULE 4.1(aj)

                           LIST OF INSURANCE POLICIES

                             AVAILABLE UPON REQUEST

                                SCHEDULE 4.1(ak)

                         LIST OF ENVIRONMENTAL MATTERS

                             AVAILABLE UPON REQUEST

                                SCHEDULE 4.1(al)

                               BACKLOG OF ORDERS

                             AVAILABLE UPON REQUEST